                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15 (D) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): March 27, 2001

                               THE AES CORPORATION
             (exact name of registrant as specified in its charter)

       DELAWARE                         0-19281                                 54-1163725
(State of Incorporation)          (Commission File No.)             (IRS Employer Identification No.)


                             1001 North 19th Street
                            Arlington, Virginia 22209
          (Address of principal executive offices, including zip code)

               Registrant's telephone number, including area code:
                                 (703) 522-1315

                                 NOT APPLICABLE
          (Former Name or Former Address, if changed since last report)

ITEM 5. OTHER EVENTS.

Consolidated Financial Statements

         On March 27, 2001, The AES Corporation (the "Company") merged with IPALCO Enterprises, Inc. ("IPALCO") in a pooling of interests transaction. The accompanying consolidated financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows of the Company and IPALCO for all periods presented, giving effect to the merger of IPALCO as if the combination had occurred at the beginning of the earliest period presented.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of The AES Corporation:

         We have audited the accompanying consolidated balance sheets of The AES Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the financial statements based on our audits. The accompanying consolidated financial statements give retroactive effect to the merger of The AES Corporation and IPALCO Enterprises, Inc., which has been accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements. We did not audit the financial statements of C.A. La Electricidad de Caracas and Corporation EDC, C.A. and their subsidiaries ("EDC"), a majority-owned subsidiary, which statements reflect total assets constituting 10% of consolidated total assets as of December 31, 2000, total revenues constituting 7% of consolidated total revenues and total net income constituting 14% of consolidated net income for 2000. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for EDC, is based solely on the report of such other auditors.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits, and the report of the other auditors, provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of The AES Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

McLean, VA
January 29, 2001
(May 23, 2001 as to Note 20)

                               THE AES CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                                                                                            2000            1999
                                                                                                        ------------    ------------
                                                                                                           (AMOUNTS IN MILLIONS,
                                                                                                        EXCEPT SHARES AND PAR VALUE)
ASSETS
  CURRENT ASSETS:
  Cash and cash equivalents ....................................................................        $    950         $    693
  Short-term investments .......................................................................           1,297              339
  Accounts receivable - net of reserves of $203 - 2000; $105 - 1999 ............................           1,564              986
  Inventory ....................................................................................             571              408
  Receivable from affiliates ...................................................................              27                2
  Deferred income taxes ........................................................................             167              185
  Prepaid expenses and other current assets ....................................................           1,208              337
                                                                                                        --------         --------
  Total current assets .........................................................................           5,784            2,950
                                                                                                        --------         --------
  PROPERTY, PLANT AND EQUIPMENT:
  Land .........................................................................................             657              256
  Electric generation and distribution assets ..................................................          18,627           15,530
  Accumulated depreciation and amortization ....................................................          (2,651)          (2,078)
  Construction in progress .....................................................................           2,874            1,558
                                                                                                        --------         --------
  Property, plant, and equipment - net .........................................................          19,507           15,266
                                                                                                        --------         --------
  OTHER ASSETS:
  Deferred financing costs - net ...............................................................             381              243
  Project development costs ....................................................................             114               53
  Investments in and advances to affiliates ....................................................           3,122            1,575
  Debt service reserves and other deposits .....................................................             517              328
  Excess of cost over net assets acquired - net ................................................           2,307            1,851
  Other assets .................................................................................           1,306              956
                                                                                                        --------         --------
  Total other assets ...........................................................................           7,747            5,006
                                                                                                        --------         --------
  Total ........................................................................................        $ 33,038         $ 23,222
                                                                                                        ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
  Accounts payable .............................................................................        $    833         $    479
  Accrued interest .............................................................................             417              233
  Accrued and other liabilities ................................................................           1,318              763
  Recourse debt - current portion ..............................................................            --                335
  Non-recourse debt - current portion ..........................................................           2,471              991
                                                                                                        --------         --------
  Total current liabilities ....................................................................           5,039            2,801
                                                                                                        --------         --------
  LONG-TERM LIABILITIES:
  Non-recourse debt ............................................................................          12,863            9,521
  Recourse debt ................................................................................           3,458            2,167
  Deferred income taxes ........................................................................           1,863            2,139
  Other long-term liabilities ..................................................................           1,603              754
                                                                                                        --------         --------
  Total long-term liabilities ..................................................................          19,787           14,581
                                                                                                        --------         --------
  MINORITY INTEREST ............................................................................           1,442            1,207
  COMMITMENTS AND CONTINGENCIES (NOTE 7) .......................................................            --               --
  COMPANY-OBLIGATED CONVERTIBLE MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS
  HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF AES .........................................           1,228            1,318
  STOCKHOLDERS' EQUITY:
  Preferred stock, no par value - 50 million shares authorized; none issued ....................            --               --
  Common stock, $.01 par value - 1,200 million and 1,000 million shares authorized for 2000 and
  1999, respectively, 535 million issued and 522 million outstanding in 2000, 468 million issued
  and 453 million outstanding in 1999 ..........................................................               5                4
  Additional paid-in capital ...................................................................           5,172            3,052
  Retained earnings ............................................................................           2,551            1,811
  Accumulated other comprehensive loss .........................................................          (1,679)            (995)
  Treasury Stock, at cost: 2000 - 13 million shares, 1999 -15 million shares....................            (507)            (557)
                                                                                                        --------         --------
  Total stockholders' equity ...................................................................           5,542            3,315
                                                                                                        --------         --------
  Total ........................................................................................        $ 33,038         $ 23,222
                                                                                                        ========         ========

                 See notes to consolidated financial statements.

                               THE AES CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                                2000            1999            1998
                                                                           --------------  --------------  --------------
                                                                           (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES .............................................................        $ 7,582         $ 4,124         $ 3,257
Cost of Sales ........................................................         (5,615)         (2,858)         (2,213)
Selling, General and Administrative Expenses .........................            (85)            (71)            (56)
Severance and Transaction Costs ......................................            (84)           --              --
Interest Expense .....................................................         (1,356)           (705)           (550)
Interest and Other Income ............................................            249              88              68
Gain on Contract Buyout/Termination and Sale of Assets ...............             31              91              13
Gain on Sale of Available for Sale Securities ........................            112            --              --
Impairment Loss ......................................................           --               (62)           --
Environmental Fine ...................................................            (17)           --              --
Equity in Pre-tax Earnings of Affiliates .............................            475              21             232
                                                                              -------         -------         -------

INCOME BEFORE INCOME TAXES, MINORITY INTEREST, AND EXTRAORDINARY ITEMS          1,292             628             751
Income Taxes .........................................................            366             190             220
Minority Interest ....................................................            119              64              94
                                                                              -------         -------         -------
INCOME BEFORE EXTRAORDINARY ITEMS ....................................            807             374             437
Extraordinary Items - (loss) gain on early extinguishment of debt -
  net of applicable income tax .......................................            (11)            (17)              4
                                                                              -------         -------         -------
NET INCOME ...........................................................        $   796         $   357         $   441
                                                                              =======         =======         =======
BASIC EARNINGS PER SHARE:
Before extraordinary items ...........................................        $  1.67         $  0.88         $  1.10
Extraordinary items ..................................................          (0.02)          (0.04)           0.01
                                                                              -------         -------         -------
BASIC EARNINGS PER SHARE .............................................        $  1.65         $  0.84         $  1.11
                                                                              =======         =======         =======
DILUTED EARNINGS PER SHARE:
Before extraordinary items ...........................................        $  1.61         $  0.86         $  1.06
Extraordinary items ..................................................          (0.02)          (0.04)           0.01
                                                                              -------         -------         -------
DILUTED EARNINGS PER SHARE ...........................................        $  1.59         $  0.82         $  1.07
                                                                              =======         =======         =======


                See notes to consolidated financial statements.

                               THE AES CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                             2000           1999             1998
                                                                          ----------     ----------       ----------
                                                                                    (AMOUNTS IN MILLIONS)
OPERATING ACTIVITIES:
Net income ........................................................        $   796         $   357         $   441
Adjustments to net income:
Depreciation and amortization .....................................            697             388             299
Gain from sale of available-for-sale securities ...................           (112)           --              --
Gain from sale of assets ..........................................            (31)           --              --
Provision for deferred taxes ......................................            (13)             11              68
Minority interest earnings ........................................            119              64              94
Undistributed earnings of affiliates ..............................           (320)             30             (58)
Other .............................................................            (34)             38             (77)
Changes in operating assets and liabilities:
Increase in accounts receivable ...................................           (270)           (154)             (2)
Increase in inventory .............................................            (56)            (45)            (12)
Decrease in other current assets ..................................           (156)            (87)              2
Decrease in other assets ..........................................           (132)            (31)              5
Increase (decrease) in accounts payable ...........................            257             (61)             (5)
Increase in accrued interest ......................................            126              85              44
Decrease in accrued and other liabilities .........................           (225)           (184)            (36)
                                                                           -------         -------         -------
Net cash provided by operating activities .........................            646             411             763
                                                                           -------         -------         -------
INVESTING ACTIVITIES:
Property additions ................................................         (2,226)           (938)           (597)
Acquisitions-net of cash acquired .................................         (1,818)         (5,713)         (1,623)
Proceeds from the sales of assets .................................            234             650             301
Sale of short-term investments ....................................            195              49              98
Purchase of short-term investments ................................            (96)            (98)             (2)
Affiliate advances and equity investments .........................           (515)           (193)            (69)
Increase in short-term investments ................................         (1,110)            (80)             (4)
Project development costs .........................................            (96)            (84)            (57)
Debt service reserves and other assets ............................           (101)            (94)             32
                                                                           -------         -------         -------
Net cash used in investing activities .............................         (5,533)         (6,501)         (1,921)
                                                                           -------         -------         -------
FINANCING ACTIVITIES:
(Repayments) borrowings under the revolver, net ...................           (195)            102             206
Issuance of non-recourse debt and other coupon bearing securities .          7,081           6,427           2,115
Repayments of non-recourse debt and other coupon bearing securities         (2,831)         (1,289)         (1,075)
Payments for deferred financing costs .............................           (136)           (119)            (47)
Repayments of other long-term liabilities .........................           (174)            (46)            (67)
(Distributions to) contributions by minority interests, net .......            (54)             32              90
Issuance of common stock, net .....................................          1,508           1,226             165
Common stock dividends paid .......................................            (55)            (51)            (48)
                                                                           -------         -------         -------
Net cash provided by financing activities .........................          5,144           6,282           1,339
INCREASE IN CASH AND CASH EQUIVALENTS .............................            257             192             181
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ......................            693             501             320
                                                                           -------         -------         -------
CASH AND CASH EQUIVALENTS, END OF YEAR ............................        $   950         $   693         $   501
                                                                           =======         =======         =======
SUPPLEMENTAL DISCLOSURES:
Cash payments for interest-net of amounts capitalized .............        $ 1,191         $   608         $   477
Cash payments for income taxes-net of refunds .....................            216             112             106
SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for acquisitions ..............................             67              48            --
Liabilities assumed in purchase transactions ......................          2,098           3,570             139
Conversion of AES Trust I and AES Trust II (see Note 8) ...........            550            --              --

                 See notes to consolidated financial statements.

                               THE AES CORPORATION
            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998



                                                                                    ACCUMULATED
                                    COMMON STOCK       ADDITIONAL                     OTHER
                                  -----------------     PAID-IN       RETAINED     COMPREHENSIVE      TREASURY      COMPREHENSIVE
                                  SHARES     AMOUNT     CAPITAL       EARNINGS         LOSS             STOCK       INCOME (LOSS)
                                  ------     ------    ----------     --------     -------------      ---------     -------------
                                                                           (AMOUNTS IN MILLIONS)
Balance at January 1, 1998 ..      391.4          4       1,426        1,113           (131)            (404)
Net income ..................        --           --        --           441             --               --             $  441
Foreign currency translation
 adjustment .................        --           --        --          --             (212)              --               (212)
                                                                                                                      ---------
Comprehensive income ........                                                                                            $  229
                                                                                                                      =========
Dividends declared ..........        --          --         --           (49)            --               --
Issuance of common stock
 through public offerings ...        8.6          --        184         --               --               --
Purchase of treasury stock ..       (1.1)         --        --          --               --              (65)
Issuance of common stock
 under benefit plans and
 exercise of stock options and
 warrants ...................        3.1          --         42         --               --               --
Tax benefit associated with
 the exercise of options ....        --           --         19         --               --               --
                                 -------     -------    -------      -------        -------           ------
Balance at December 31, 1998       402.0          4       1,671        1,505           (343)            (469)
                                 -------     -------    -------      -------        -------           ------
Net income ..................        --           --        --           357             --               --             $  357
Foreign currency translation
 adjustment .................        --           --        --          --             (759)              --               (759)
Unrealized gains on
 marketable securities ......        --           --        --          --              107               --                107
                                                                                                                      ---------
Comprehensive loss ..........                                                                                            $ (295)
                                                                                                                      =========
Dividends declared ..........        --           --        --           (51)            --               --
Issuance of common stock
 through public offerings ...       48.0          --      1,280         --               --               --
Issuance of common stock
 pursuant to acquisitions ...        1.8          --         48         --               --               --
Purchase of treasury stock...       (1.6)         --         --         --               --              (88)
Issuance of common stock
 under benefit plans and
 exercise of stock options and
 warrants ...................        3.2          --         30         --               --               --
Tax benefit associated with
 the exercise of options ....        --           --         23         --               --               --
                                 -------     -------    -------      -------        -------           ------
Balance at December 31, 1999       453.4          4       3,052        1,811           (995)            (557)
                                 =======     =======    =======      =======        =======           ======


                               THE AES CORPORATION
            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                    (CONT'D)




                                                                                    ACCUMULATED
                                    COMMON STOCK       ADDITIONAL                     OTHER
                                  -----------------     PAID-IN       RETAINED     COMPREHENSIVE      TREASURY      COMPREHENSIVE
                                  SHARES     AMOUNT     CAPITAL       EARNINGS         LOSS             STOCK       INCOME (LOSS)
                                  ------     ------    ----------     --------     -------------      ---------     -------------
                                                                           (AMOUNTS IN MILLIONS)

Balance at December 31, 1999       453.4          4        3,052        1,811            (995)           (557)
                                 -------    -------     --------     --------        --------         -------
Net income ....................       --         --           --          796              --              --         $   796
Foreign currency translation
 adjustment .................         --         --           --           --            (575)             --            (575)
Unrealized losses and
 realized gains on marketable
 securities .................         --         --           --           --            (107)             --            (107)
Minimum pension liability
 adjustment .................         --         --           --           --              (2)             --              (2)
                                                                                                                      -------
Comprehensive income ........                                                                                         $   112
                                                                                                                      =======
Dividends declared ..........         --         --           --          (56)             --              --
Issuance of common stock
 through public offerings and
 Tecon conversions ..........       59.2          1        1,946           --              --              --
Issuance of common stock
 pursuant to acquisitions ...        1.3         --           67           --              --              --
Issuance of common stock
 under benefit plans and
 exercise of stock options and
 warrants ...................        7.8         --           50           --              --              50
Tax benefit associated with
 the exercise of options ....         --         --           57           --              --              --
                                 -------    -------     --------     --------        --------         -------
Balance at December 31, 2000       521.7    $     5      $ 5,172      $ 2,551         $(1,679)        $  (507)
                                 =======    =======     ========     ========        ========         =======


                See notes to consolidated financial statements.

                               THE AES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

1.       GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The AES Corporation and its subsidiaries and affiliates, (collectively "AES" or "the Company") is a global power company primarily engaged in owning and operating electric power generation and distribution businesses in many countries around the world.

         The consolidated financial statements have been prepared to give retroactive effect to the merger with IPALCO Enterprises, Inc. ("IPALCO"), which has been accounted for as a pooling of interests ("pooling") as more fully discussed in Note 2.

         PRINCIPLES OF CONSOLIDATION-The consolidated financial statements of the Company include the accounts of The AES Corporation, its subsidiaries, and controlled affiliates. Investments in 50% or less owned affiliates, over which the Company has the ability to exercise significant influence but not control, are accounted for using the equity method. Intercompany transactions and balances have been eliminated.

         CASH AND CASH EQUIVALENTS-The Company considers unrestricted cash on hand, deposits in banks, certificates of deposit, and short-term marketable securities with an original maturity of three months or less to be cash and cash equivalents.

         INVESTMENTS-Securities that the Company has both the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at historical cost. Other investments that the Company does not intend to hold to maturity are classified as available-for-sale or trading. Unrealized gains or losses on available-for-sale investments are recorded as a separate component of stockholders' equity. Investments classified as trading are marked to market on a periodic basis through the statement of operations. Interest and dividends on investments are reported in interest income. Gains and losses on sales of investments are recorded using the specific identification method. Short-term investments consist of investments with original maturities in excess of three months but less than one year. Short-term investments also include $1.2 billion of restricted cash. Debt service reserves and other deposits, which might otherwise be considered cash and cash equivalents, are treated as non-current assets (see Note 5).

         INVENTORY-Inventory, valued at the lower of cost or market (first in, first out method), consists of coal, fuel oil, other raw materials, spare parts and supplies. Inventory consists of the following (in millions):

                                                                                                   DECEMBER 31,
                                                                                                 ----------------
                                                                                                  2000      1999
                                                                                                 -------   ------
  Coal, fuel oil, and other raw materials.................................................          $298     $243
  Spare parts and supplies................................................................           273      165
                                                                                                 -------   ------
  Total...................................................................................          $571     $408
                                                                                                 =======   ======

         PROPERTY, PLANT, AND EQUIPMENT-Property, plant, and equipment is stated at cost. The cost of renewals and betterments that extend the useful life of property, plant and equipment are also capitalized. Depreciation, after consideration of salvage value, is computed using the straight-line method over the estimated composite useful lives of the assets. Depreciation expense stated as a percentage of average cost of depreciable property, plant and equipment was, on a composite basis, 3.70%, 3.73% and 3.41% for the years ended December 31, 2000, 1999 and 1998, respectively. The components of our electric generation and distribution assets and the related rates of depreciation are as follows.

                                                                        COMPOSITE            USEFUL
                                                                           RATE               LIFE
                                                                       ------------        ------------
  Generation and Distribution Facilities............................   2.0% - 10.0%        10 - 50 yrs
  Other Buildings...................................................   2.5% -  5.0%        20 - 40 yrs.
  Leasehold Improvements............................................   3.3% - 10.0%        10 - 30 yrs.
  Furniture and Fixtures............................................  14.3% - 50.0%         2 -  7 yrs



Maintenance and repairs are charged to expense as incurred. Emergency and rotable spare parts inventories are included in electric generation and distribution assets and are depreciated over the useful life of the related components.

         CONSTRUCTION IN PROGRESS-Construction progress payments, engineering costs, insurance costs, salaries, interest, and other costs relating to construction in progress are capitalized. Construction in progress balances are transferred to electric generation and distribution assets when each asset is ready for its intended use. Interest capitalized during development and construction totaled $225 million, $105 million, and $80 million in 2000, 1999, and 1998, respectively.

         EXCESS OF COST OVER NET ASSETS ACQUIRED-Excess of cost over net assets acquired is amortized on a straight-line basis over the estimated benefit period which ranges from 10 to 40 years. Excess of cost over net assets acquired at December 31, 2000 and 1999 are shown net of accumulated amortization of $128 million and $70 million, respectively.

         LONG-LIVED ASSETS-In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, the Company evaluates the impairment of long-lived assets, as well as excess of cost over net assets acquired, based on the projection of undiscounted cash flows whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values (see Note 12) based on discounted cash flow analysis.

         DEFERRED FINANCING COSTS-Financing costs are deferred and amortized over the related financing period using the effective interest method or the straight-line method when it does not differ materially from the effective interest method. Deferred financing costs are shown net of accumulated amortization of $105 million and $89 million as of December 31, 2000 and 1999, respectively.

         PROJECT DEVELOPMENT COSTS-The Company capitalizes the costs of developing new construction projects after achieving certain project-related milestones that indicate that the project is probable of completion. These costs represent amounts incurred for professional services, permits, options, capitalized interest, and other costs directly related to construction. These costs are transferred to property when significant construction activity commences, or expensed at the time the Company determines that development of a particular project is no longer probable. The continued capitalization of such costs is subject to ongoing risks related to successful completion, including those related to government approvals, siting, financing, construction, permitting, and contract compliance.

         INCOME TAXES-The Company follows SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of the existing assets and liabilities, and their respective income tax bases.

         FOREIGN CURRENCY TRANSLATION-Subsidiaries and affiliates whose functional currency is other than the U.S. Dollar translate their assets and liabilities into U.S. Dollars at the current exchange rates in effect at the end of the fiscal period. The revenue and expense accounts of such subsidiaries and affiliates are translated into U.S. Dollars at the average exchange rates that prevailed during the period. The gains or losses that result from this process, and gains and losses on intercompany foreign currency transactions which are long-term in nature, and which the Company does not intend to settle in the foreseeable future, are shown in accumulated other comprehensive loss in the stockholders' equity section of the balance sheet. Gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency (except those that are accounted for as hedges) are included in determining net income. Foreign currency transaction gains and losses that are intended to hedge an identifiable foreign currency commitment are deferred and included in the measurement of the related foreign currency transaction. For subsidiaries operating in highly inflationary economies, the U.S. Dollar is considered to be the functional currency, and transaction gains and losses are included in determining net income.

         During 1999, the Brazilian Real experienced a significant devaluation relative to the U.S. Dollar, declining from 1.21 Reais to the Dollar at December 31, 1998 to 1.81 Reais at December 31, 1999. The exchange rate was 1.96 Reais to the Dollar at December 31, 2000. This continued devaluation resulted in significant foreign currency translation and transaction losses particularly during 1999. The Company recorded $64 and $203 million before income taxes of non-cash foreign currency transaction losses on its investments in Brazilian equity-method affiliates during 2000 and 1999, respectively.

         REVENUE RECOGNITION AND CONCENTRATION-Revenues from the sale of electricity and steam generation are recorded based upon output delivered and capacity provided at rates as specified under contract terms or prevailing market rates. Electricity distribution revenues are recognized when power is provided. Revenues from power sales contracts entered into after 1991 with escalating scheduled rates are recognized based on the output delivered at the lower of the amount billed or the average rate over the contract term. Several of the Company's power plants rely primarily on one power sales contract with a single customer for the majority of revenues (see Note 7). No single customer accounted for at least 10% of revenues in 2000, 1999 or 1998. The prolonged failure of any of the Company's customers to fulfill contractual obligations or make required payments could have a substantial negative impact on AES's revenues and profits.

         REGULATION-The Company has investments in electric distribution businesses located in the United States and certain foreign countries that are subject to regulation by the applicable regulatory authority. Our distribution businesses operate in markets that are subject to price-cap regulation, which means the price of electricity is regulated as opposed to the investors' rate of return. For the regulated portion of these businesses, the Company capitalizes incurred costs as deferred regulatory assets when there is a probable expectation that future revenue equal to the costs incurred will be billed and collected as a direct result of the inclusion of the costs in an increased tariff set by the regulator. The deferred regulatory asset is eliminated when the Company collects the related costs through billings to customers. Regulators in the respective jurisdictions typically perform a tariff review for the distribution companies on an annual basis. If a regulator excludes all or part of a cost from recovery, that portion of the deferred regulatory asset is impaired and is accordingly reduced to the extent of the excluded cost. The Company has recorded deferred regulatory assets of $291 million and $162 million at December 31, 2000, and 1999, respectively, that it expects to pass through to its customers in accordance with and subject to regulatory provisions. The regulatory assets include $110 million and $30 million at December 31, 2000, and 1999, respectively, that were recorded by the Company's equity method affiliates in Brazil. The deferred regulatory assets at entities which are controlled and consolidated by the Company are recorded in other assets on the consolidated balance sheets.

         DERIVATIVES-The Company enters into various derivative transactions in order to hedge its exposure to certain market risks. The Company currently has outstanding interest rate swap, cap, and floor agreements that hedge against interest rate exposure on floating rate non-recourse debt. These transactions, which are classified as other than trading, are accounted for using settlement accounting, and any gain or loss is included in interest cost. Any fees are amortized as yield adjustments. Written interest rate options are marked-to-market through earnings.

         The Company enters into currency swaps and forwards to hedge against foreign currency risk on certain non-functional currency-denominated liabilities. Gains and losses on each contract are computed by multiplying the foreign currency amount of the contract by the difference between the spot rate at the balance sheet date and the spot rate at the date of inception of the contract and recognized in the statement of operations. Any discount or premium on a currency swap or forward is accounted for separately from gains and losses on the contract and is amortized to net income over the life of the contract.

         The Company enters into electric and gas derivative instruments, including swaps, options, forwards and futures contracts to manage its risks related to electric and gas sales and purchases. Gains and losses arising from derivative financial instrument transactions that hedge the impact of fluctuations in energy prices are recognized in income concurrent with the related purchases and sales of the commodity. If a derivative financial instrument is entered into for trading purposes, it is marked-to-market with net gains reported within revenues or net losses reported within cost of sales. If a derivative financial instrument contract is terminated because it is probable that a transaction or forecasted transaction will not occur, any gain or loss as of such date is immediately recognized. If a derivative financial instrument contract is terminated early for other economic reasons, any gain or loss as of the termination date is deferred and recorded concurrently with the related energy purchase or sale.

         EARNINGS PER SHARE-Basic and diluted earnings per share are based on the weighted average number of shares of common stock and potential common stock outstanding during the period, after giving effect to stock splits (see Note
11). Potential common stock, for purposes of determining diluted earnings per share, includes the effects of dilutive stock options, warrants, deferred compensation arrangements, and convertible securities. The effect of such potential common stock is computed using the treasury stock method or the if-converted method, as applicable.

         USE OF ESTIMATES-The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the carrying value of long-lived assets; valuation allowances for receivables, the recoverability of deferred regulatory assets and the valuation of certain financial instruments, deferred tax assets, environmental liabilities and potential litigation claims and settlements (see
Note 7).

         RECLASSIFICATIONS-Certain reclassifications have been made to prior-period amounts to conform with the 2000 presentation.

2.        BUSINESS COMBINATIONS

          On March 27, 2001, AES completed its merger with IPALCO through a share exchange transaction in accordance with the Agreement and Plan of Share Exchange dated as of July 15, 2000, between AES and IPALCO and IPALCO became a wholly-owned subsidiary of AES. The Company accounted for the combination as a pooling. IPALCO is an Indianapolis-based utility with approximately 3,000 MW of generation and 433,000 customers in and around Indianapolis.

          At the effective date of the share exchange, each of the outstanding shares of IPALCO common stock was converted into the right to receive 0.463 shares of AES common stock. The Company issued approximately 41.5 million shares of AES common stock to complete the transaction.

         The table below sets forth combined revenues, extraordinary items, and net income of AES and IPALCO for the years ended December 31, 2000, 1999, and 1998:


                                          YEARS ENDED DECEMBER 31,
                                          ------------------------
                                 2000               1999             1998
                                 ----               ----             ----
                                               (IN MILLIONS)
Revenues:
      AES ....................  $6,691           $ 3,253          $ 2,398
      IPALCO..................     891               871              859
                               -------           -------          -------
                                $7,582           $ 4,124          $ 3,257
                               =======           =======          =======

Extraordinary items:
      AES.....................  $   (7)          $   (17)         $     4
      IPALCO..................      (4)                -                -
                               -------           -------          -------
                                $  (11)          $   (17)         $     4
                               =======           =======          =======

Net Income:
      AES.................      $  641           $   228          $   311
      IPALCO..............         155               129              130
                               -------           -------          -------
                                $  796           $   357          $   441
                               =======           =======          =======

         No AES or IPALCO accounting policies were required to be conformed as a result of the merger. Both AES and IPALCO have the same fiscal years. There were no intercompany transactions between the two companies.

         The Company has accounted for the following transactions using the purchase method of accounting as of the effective date of each transaction. Accordingly, the purchase price of each transaction has been allocated based upon the estimated fair value of the assets and the liabilities acquired as of the acquisition date, with any excess reflected as excess of cost over net assets acquired.

          In June 2000, pursuant to its tender offer for American Depositary Shares ("ADSs"), a subsidiary of the Company purchased for cash approximately 35 million ADSs, each representing 50 shares, of C.A. La Electricidad de Caracas and Corporacion EDC, C.A. (together, "EDC") at $28.50 per ADS. Also in June, pursuant to its tender offer for all outstanding shares of EDC, a subsidiary of the Company purchased approximately 1.1 billion shares of EDC at $0.57 per share. The purchases brought the Company's ownership interest in EDC to approximately 81%. Subsequently, the Company's total ownership reached approximately 87% due to a stock buyback program initiated by EDC in July. The total purchase price was $1.7 billion of cash. EDC is the largest private integrated utility in Venezuela, covering the capital region of Caracas. It has interests in distribution businesses in Venezuela, as well as El Salvador-together serving over 1 million customers. EDC also provides 2,265 MW of installed capacity through its generation facilities in Venezuela. The purchase price allocation was as follows (in millions):


  Purchase price.............................................................................        $ 1,700
  Less: Stockholders' equity of Grupo EDC
  Capital stock..............................................................................           (508)
  Paid-in surplus............................................................................           (245)
  Retained earnings..........................................................................         (1,353)
  Treasury stock.............................................................................            323
  Adjustment of assets and liabilities to fair value:
  Property and equipment.....................................................................         (1,578)
  Contractually obligated losses on assets to be sold........................................            185
  Deferred income tax asset..................................................................            231
  Employee severance plan....................................................................            157
  Investment in subsidiaries.................................................................             36
  Elimination of intangible asset - goodwill.................................................              7
  Other net assets...........................................................................             25
                                                                                                -------------
  Excess of fair value of net assets acquired over purchase price-
   Negative goodwill..........................................................................       $(1,020)

Property and equipment was reduced by the excess of the fair value of the net assets acquired over the purchase price. The cost of the acquisition was allocated on the basis of estimated fair value of the assets acquired and liabilities assumed, primarily based upon an independent appraisal. As of December 31, 2000, the severance plan was completed and the workforce was reduced by approximately 2,500 people. All of the costs associated with the plan were recorded during 2000, and all of the cash payments were made in 2000.

         In August 2000, a subsidiary of the Company completed the acquisition of a 59% equity interest in a Hidroelectrica Alicura S.A. ("Alicura") in Argentina from Southern Energy, Inc. and its partners. Alicura operates a 1,000 MW peaking hydro facility located in the province of Neuquen, Argentina. The purchase price of approximately $205 million includes the assumption of existing non-recourse debt. In December, a subsidiary of the Company acquired an additional 39% ownership interest in Alicura, 19.5% ownership interests each from the Federal Government of Argentina and the Province of Neuquen, for approximately $9 million. At December 31, 2000, the Company's ownership interest was 98%. The employees of Alicura own the remaining 2%. All of the purchase price was allocated to property, plant and equipment and is being depreciated over the useful life.

         In October 2000, a subsidiary of the Company completed the acquisition of Reliant Energy International's 50% interest in El Salvador Energy Holdings, S.A. ("ESEH") which owns three distribution companies in El Salvador. The purchase price for this interest in ESEH was approximately $175 million. The three distribution companies, Compania de Alumbrado Electrico de San Salvador, S.A. de C.V., Empresa Electrica de Oriente, S.A. de C.V. Distribuidora Electrica de Usulutan, S.A. De C.V. serve 3.5 million people, approximately 60 percent of the population of El Salvador, including the capital city of San Salvador. A subsidiary of the Company had previously acquired a 50% interest in ESEH through its acquisition of EDC. Through the purchase of Reliant Energy International's ownership interest, the Company owns a controlling interest in the three distribution companies. The total purchase price for 100% of the interest in ESEH approximated $302 million, of which approximately $200 million was allocated to excess of costs over net assets acquired and is being amortized over 40 years.

         In December 2000, the Company acquired all of the outstanding shares of KMR Power Corporation ("KMR"), including the buyout of a minority partner in one of KMR's subsidiaries, for approximately $85 million. The acquisition was financed through the issuance of approximately 949,000 shares of AES common stock and cash. KMR owns a controlling interest in two gas-fired power plants located in Cartagena, Colombia: a 100% interest in the 314 MW TermoCandelaria power plant and a 66% interest in the 100 MW Mamonal plant. Approximately $59 of the purchase price was allocated to excess of cost over net assets acquired and is being amortized over 40 years.

         In January 1999, a subsidiary of the Company acquired a 49% interest in AES Panama, an entity resulting from the merger of Empresa de Generacion Electrica Chiriqui and Empresa de Generacion Electrica Bayano, two generation companies in Panama with four facilities representing a total of 283 MW. The acquisition was completed for approximately $91 million, including $46 million of non-recourse debt. AES controls the board of directors of AES Panama, and therefore, consolidates it.

         In July 1999, a subsidiary of the Company acquired all of the outstanding shares of NewEnergy Ventures, Inc. ("NewEnergy"), a retail energy distribution company, for approximately $90 million plus assumed liabilities of approximately $183 million. NewEnergy provides electric energy to customers in deregulated energy markets in the United States. The acquisition was financed through a combination of cash, debt and approximately 1.7 million shares of AES common stock. Approximately $152 million of the purchase price was allocated to excess of cost over net assets acquired.

         In August 1999, a subsidiary of the Company acquired a controlling 51% interest in Eletronet in Brazil for approximately $155 million. The purchase price is to be paid in annual installments through 2002. The remaining 49% is owned by a subsidiary of Centrais Electricas Brasileiras, S.A. ("Eletrobras"), a Brazilian government-owned utility. Eletronet was created in 1998 by the minority owner to construct a national broadband telecommunications network attached to the existing national transmission grid in Brazil. The business activities of Eletronet currently represent construction activities, preparing the network for its intended use. Therefore, no results of operations have been included in the table below for this acquisition.

         In August 1999, a subsidiary of the Company completed the acquisition of 50% of Empresa Distribuidora de Electricidad del Este, S.A. ("EDE Este"), for approximately $109 million. EDE Este is the distribution company providing electricity to approximately 400,000 customers in the eastern portion of the Dominican Republic. Approximately $76 million of the acquisition cost represents the excess of cost over net assets acquired and it is being amortized over 40 years. The Company controls the board of directors, and therefore, consolidates EDE Este.

         In November 1999, a subsidiary of the Company acquired a controlling interest in Companhia de Geracao de Energia Eletrica Tiete ("Tiete"), a generating company in the State of Sao Paulo, Brazil, with 2,644 MW of capacity comprised of nine hydroelectric generating facilities, for approximately $498 million. AES acquired approximately 62% of the voting stock and approximately 14% of the preferred stock representing approximately 39% of the total capital stock of Tiete. In December 1999, a subsidiary of the Company acquired an additional 10% of the voting stock of Tiete, representing approximately 5% of total capital, for approximately $50 million. The Company owns approximately 71% of voting stock and approximately 44% of total capital.

         In November 1999, a subsidiary of the Company completed its acquisition of CILCORP for approximately $886 million in cash. CILCORP is an integrated electric and gas utility based in Central Illinois that combines three coal-fired generation plants producing an aggregate 1,157 MW of capacity and an extensive transmission and distribution network that serves electricity and gas customers. In August 1999, AES received from the Securities and Exchange Commission an exemption from certain requirements of the Public Utility Holding Company Act of 1935 allowing it to purchase CILCORP while maintaining its existing ownership interest in its Qualifying Facilities, as defined thereunder. The cost of the acquisition was allocated on the basis of estimated fair value of the assets acquired and liabilities assumed. The liabilities assumed in the transaction consisted of $14 million in merger-related personnel costs. Approximately $573 million of the purchase price represent the excess of cost over net assets acquired and is being amortized over 40 years.

         The table below presents unaudited pro forma operating results as if all of the acquisitions had occurred at the beginning of the periods shown (in millions, except per share amounts). The pro forma amounts include certain adjustments, primarily for depreciation and amortization based on the allocated purchase price and additional interest expense:

YEARS ENDED DECEMBER 31,                                                                     2000       1999
------------------------                                                                   ---------  --------
  Revenues...........................................................................       $8,137     $6,181
  Income before extraordinary items..................................................          833        574
  Net income.........................................................................          822        557
  Basic earnings per share...........................................................        $1.67      $1.25
  Diluted earnings per share.........................................................        $1.61      $1.21

         The pro forma results are based upon assumptions and estimates that the Company believes are reasonable. The pro forma results do not purport to be indicative of the results that actually would have been obtained had the acquisitions occurred at the beginning of the periods shown, nor are they intended to be a projection of future results.

         The purchase price allocations for EDC, Alicura, ESEH, Nigen (see Note
4) and KMR have been completed on a preliminary basis, subject to adjustments resulting from engineering, environmental, legal and other analyses during the respective allocation periods. The accompanying consolidated financial statements include the operating results of EDC from June 2000, Alicura from August 2000, ESEH from October 2000, KMR from December 2000, AES Panama from January 1999, NewEnergy from July 1999, Eletronet and EDE Este from August 1999, and CILCORP and Tiete from November 1999.

         In January 2001, following the expiration on December 28, 2000 of a Chilean tender offer, Inversiones Cachagua Limitada, a Chilean subsidiary of AES, paid cash for 3,466,600,000 shares of common stock of Gener S.A ("Gener"). Also in January 2001, following the expiration on December 29, 2000, of the simultaneous United States offer to exchange all ADSs of Gener for AES common stock, AES issued shares of common stock in exchange for Gener ADSs tendered pursuant to the United States offer, which, together with the shares acquired in the Chilean offer, resulted in AES's acquisition of approximately 96.5% of the capital stock of Gener. The purchase price for the acquisition of Gener is approximately $1.4 billion plus the assumption of approximately $700 million of non-recourse debt. At December 31, 2000, $848 million of cash had been raised by AES through the issuance of debt and equity for the purchase of Gener. This amount is recorded as restricted cash in short-term investments in the accompanying December 31, 2000 balance sheet.

PENDING BUSINESS COMBINATIONS

         In April 2000, a subsidiary of the Company announced its intention to launch a tender offer to acquire all outstanding common and preferred shares of Tiete. This transaction must be approved by the local regulatory authority. The acquisition price has not been determined.

         In May 2000, a subsidiary of the Company won a bid to purchase a controlling interest in the 1,580 MW Mohave Generating Station ("Mohave") in Laughlin, Nevada from Southern California Edison Company ("Edison") and Nevada Power Company for $667 million. Mohave provides power to Phoenix, Arizona, Las Vegas, Nevada and Southern California. The approval to permit AES to purchase the 56% interest currently held by Edison was denied by the California Public Utility Commission. AES continues to pursue the purchase but there can be no assurance that the Company will be successful in acquiring the ownership interest on the terms determined in the original competitive bid.

         In February 2001, a subsidiary of the Company entered into an agreement to acquire Thermo Ecotek Corporation

("Thermo Ecotek"), a wholly owned subsidiary of Thermo Electron Corporation. The purchase price for the transaction is approximately $195 million in cash, plus additional closing adjustments to reimburse the seller for project development expenses incurred between September 30, 2000, and the closing date of the transaction. Thermo Ecotek is a developer and operator of gas-fired, biomass-fired (agricultural and wood waste) and coal-fired power plants. The portfolio of assets to be acquired by AES includes 516 gross MW of operating power assets in the United States, the Czech Republic, and Germany, a natural gas storage project in the United States, and over 1,250 MW of advanced development power projects in the United States. The transaction is subject to a number of closing conditions, including anti-trust and other state and federal regulatory approvals, as well as customary conditions. The closings will be structured in two phases, both of which are expected to close by the end of 2001.

3.       ASSET ACQUISITIONS

         In May 1999, a subsidiary of the Company acquired the assets of Ecogen Energy ("Ecogen"), which consists of two gas-fired power stations in Victoria, Australia, for approximately $100 million. The power stations, Yarra and Jeeralang, have a total installed capacity of 966 MW. They provide peaking capacity for the Australian national electricity market.

         Also in May 1999, a subsidiary of the Company completed the acquisition of six electric generating stations from New York State Electric and Gas ("NYSEG") for approximately $962 million. Concurrently, the subsidiary sold two of the plants to an unrelated third party for $650 million and simultaneously entered into a leasing arrangement with the unrelated party (see Note 7). These six coal-fired electric generating plants have a total installed capacity of 1,424 MW.

         In November 1999, a subsidiary of the Company completed its acquisition of the Drax Power Station ("Drax") for approximately $3 billion. The Drax station is a 3,960 MW coal-fired power station in northern England. The purchase price was paid in cash and was financed with a mixture of non-recourse senior bank lending, subordinated bridge lending and equity provided by AES. In conjunction with this acquisition, the Company assumed $1.3 billion of liabilities of which $1.1 billion relate to deferred income taxes and the remainder consists of the fair value of assumed liabilities.

4.       INVESTMENTS IN AND ADVANCES TO AFFILIATES

         The Company is a party to joint venture/consortium agreements through which the Company has equity investments in Companhia Energetica de Minas Gerais ("CEMIG"), Light-Servicos de Eletricidade S.A. ("Light") and Eletropaulo Metropolitana Electricidade de Sao Paulo S.A. ("Eletropaulo"). The joint venture/consortium parties generally share operational control of the investee. The agreements prescribe ownership and voting percentages as well as other matters. The Company records its share of earnings from its equity investees on a pre-tax basis. The Company's share of the investee's income taxes is recorded in income tax expense.

         Effective May 1, 2000, the Company disposed of its investment in Northern/AES Energy. The disposition of the investment did not have a material effect on the Company's financial condition or results of operations.

         In May 2000, the Company completed the acquisition of 100% of Tractebel Power Ltd ("TPL") for approximately $67 million and assumed liabilities of approximately $200 million. TPL owned 46% of Nigen. The Company also acquired an additional 6% interest in Nigen from minority stockholders during the year ended December 31, 2000 through the issuance of approximately 99,000 common shares of AES stock valued at approximately $4.9 million. With the completion of these transactions, the Company owns approximately 98% of Nigen's common stock and began consolidating its financial results beginning May 12, 2000. Approximately $100 million of the purchase price was allocated to excess of costs over net assets acquired and is being amortized over 23 years.

         In May 2000, a subsidiary of the company acquired an additional 5% of the preferred, non-voting shares of Eletropaulo for approximately $90 million. In January 2000, 59% of the preferred non-voting shares were acquired for approximately $1 billion at auction from BNDES, the National Development Bank of Brazil. The price established at auction was approximately $72.18 per 1,000 shares, to be paid in four annual installments commencing with a payment of 18.5% of the total price upon closing of the transaction and installments of 25.9%, 27.1% and 28.5% of the total price to be paid annually thereafter. At December 31, 2000, the Company had a total economic interest of 49.6% and a voting interest of 17.35% in Eletropaulo. The Company accounts for this investment using the equity-method based on the related consortium agreement that allows the exercise of significant influence.

         In August 2000, a subsidiary of the Company acquired a 49% interest in Songas Limited for approximately $40 million. Songas Limited owns the Songo Songo Gas-to-Electricity Project in Tanzania. Under the terms of a project management agreement, the Company has assumed overall project management responsibility. The project consists of the refurbishment and operation of five natural gas wells in coastal Tanzania, the construction and operation of a 65 mmscf/day gas processing plant and related facilities, the construction of a 230 km marine and land pipeline from the gas plant to Dar es Salaam and the conversion and upgrading of an existing 112 MW power station in Dar es Salaam to burn natural gas, with an optional additional unit to be constructed at the plant. Since the project is currently under construction, no revenues or expenses have been incurred, and therefore no results are shown in the following table.

         In December 2000, a subsidiary of the Company with EDF International S.A. ("EDF") completed the acquisition of an additional 3.5% interest in Light from two subsidiaries of Reliant Energy for approximately $136 million. Pursuant to the acquisition, the Company acquired 30% of the shares while EDF acquired the remainder. With the completion of this transaction, the Company owns approximately 21.14% of Light.

         In December 2000, a subsidiary of the Company entered into an agreement with EDF to jointly acquire an additional 9.2% interest in Light, which is held by a subsidiary of Companhia Siderurgica Nacional ("CSN"). Pursuant to this transaction, the Company acquired an additional 2.75% interest in Light for $114.6 million. This transaction closed in January 2001.

         Following the purchase of the Light shares previously owned by CSN, AES and EDF will together be the controlling shareholders of Light and Eletropaulo. AES and EDF have agreed that AES will eventually take operational control of Eletropaulo and the telecom businesses of Light and Eletropaulo, while EDF will eventually take operational control of Light and Eletropaulo's electric workshop business. AES and EDF intend to continue to pursue a further rationalization of their ownership stakes in Light and Eletropaulo, the result of which AES would become the sole controlling shareholder of Eletropaulo and EDF would become the sole controlling shareholder of Light. Upon consummation of the transaction, AES will begin consolidating Eletropaulo's operating results. The structure and process by which this rationalization may be effected, and the resulting timing, have yet to be determined and will likely be subject to approval by various Brazilian regulatory authorities and other third parties. As a result, there can be no assurance that this rationalization will take place.

         In May 1999, a subsidiary of the Company acquired subscription rights from the Brazilian state-controlled Eletrobras, which allowed it to purchase preferred, non-voting shares in Light and Eletropaulo. The aggregate purchase price of the subscription rights and the underlying shares in Light and Eletropaulo was approximately $53 million and $77 million, respectively, and represented 3.7% and 4.4% economic ownership interest in their capital stock, respectively.

         The following table presents summarized financial information (in millions) for the Company's investments in 50% or less owned investments accounted for using the equity method:


AS OF AND FOR THE YEARS ENDED DECEMBER 31,                                    2000         1999        1998
------------------------------------------                                    ----         ----        ----
  Revenues............................................................        $6,241       $5,960      $8,091
  Operating Income....................................................         1,989        1,839       2,079
  Net Income..........................................................           859           62       1,146
  Current Assets......................................................         2,423        2,259       2,712
  Noncurrent Assets...................................................        13,080       15,359      19,025
  Current Liabilities.................................................         3,370        3,637       4,809
  Noncurrent Liabilities..............................................         5,927        7,536       7,356
  Stockholder's Equity................................................         6,206        6,445       9,572


Relevant equity ownership percentages for these investments are presented below:



AFFILIATE                                                    COUNTRY             2000       1999       1998
---------                                                    -------             ----       ----       ----
  CEMIG............................................           Brazil             21.62%     21.62%     21.62%
  Elsta............................................        Netherlands            50.00      50.00      50.00
  Kingston.........................................           Canada              50.00      50.00      50.00
  Light............................................           Brazil              21.14      17.68      13.75
  Eletropaulo......................................           Brazil              49.60       9.90       4.10
  Medway Power, Ltd................................       United Kingdom          25.00      25.00      25.00
  Nigen............................................       United Kingdom              -      46.17      46.51
  Northern/AES Energy..............................       United States               -      50.00      45.37
  OPGC.............................................           India               49.00      49.00        n/a
  Chigen Affiliates................................           China               30.00      30.00      30.00
  Songas Limited...................................          Tanzania             49.00        n/a        n/a



         In 2000 and 1999, the results of operations and the financial position of the Brazilian affiliates, Light, Eletropaulo and CEMIG, were negatively impacted by the devaluation of the Brazilian Real.

         The Company's after tax share of undistributed earnings of affiliates included in consolidated retained earnings was $370 million, $96 million, and $139 million at December 31, 2000, 1999 and 1998, respectively. The Company charged and recognized construction revenues, management fee and interest on advances to its affiliates which aggregated $11 million, $21 million, and $19 million for each of the years ended December 31, 2000, 1999, and 1998, respectively.

5.       INVESTMENTS

         The short-term investments and debt service reserves and other deposits were invested as follows (in millions):



                                                                                                DECEMBER 31,
                                                                                                -------------
                                                                                                2000     1999
                                                                                                ----     ----
  RESTRICTED CASH AND CASH EQUIVALENTS (1)..............................................       $1,718    $384
                                                                                               ------   -----
  HELD-TO-MATURITY:
  U.S. treasury and government agency securities........................................            -      12
  Certificates of deposit...............................................................           86       -
  Commercial paper......................................................................            7      91
                                                                                               ------   -----
  Subtotal..............................................................................           93     103
                                                                                               ------   -----
  AVAILABLE-FOR-SALE:
  Equity securities.....................................................................            -     175
  Certificates of deposit...............................................................            1       -
  Commercial paper......................................................................            -       5
                                                                                               ------   -----
  Subtotal..............................................................................            1     180
                                                                                               ------   -----
  TRADING:
  Equity securities.....................................................................            2       -
                                                                                               ------   -----
  TOTAL.................................................................................       $1,814    $667
                                                                                               ======   =====



(1) Amounts required to be maintained in cash in accordance with certain covenants of various project financing agreements and lease contracts. Restricted cash at December 31, 2000, also includes certain cash deposited in escrow for pending acquisitions (See Note 2).

         The Company's investments are classified as held-to-maturity, available-for-sale or trading. The amortized cost and estimated fair value of the held-to-maturity and available-for-sale investments (other than the equity securities discussed below) were approximately the same. The trading investments are recorded at fair value.

         Short-term investments classified as held-to-maturity and available-for-sale were $93 million and $1 million, respectively, at December 31, 2000, and short-term investments classified as held-to-maturity and available for-sale were $75 million and $180 million, respectively, at December 31, 1999. Short-term investments classified as trading were $2 million and $0, respectively, at December 31, 2000 and 1999. Also included in short-term investments at December 31, 2000 and 1999 was restricted cash of approximately $1.2 billion and $84 million, respectively.

         During 1999, a subsidiary of the Company recorded directly to shareholders' equity an unrealized after-tax gain of approximately $107 million resulting from its investment in Internet Capital Group, Inc. ("ICGE"), an internet holding company, which went public in August 1999. The gross unrealized gain on these available-for-sale securities was $174 million and the related taxes were approximately $67 million. The cost basis and the market value for the investment were approximately $1 million and $175 million respectively, at December 31, 1999 (1 million shares). In 2000, a subsidiary of the Company sold approximately one million shares of ICGE resulting in a realized gain of approximately $112 million. The after-tax proceeds from these sales were applied primarily to the reduction of the Company's outstanding unsecured debt. During 2000, unrealized losses of approximately $62 million ($38 million after-tax) were recorded to reflect the decrease in market price for the unsold shares.

6.       LONG-TERM DEBT

         NON-RECOURSE DEBT-Non-recourse debt at December 31, 2000, and 1999 consisted of the following (in millions):


                                                                                                                   DECEMBER 31,
                                                                                   INTEREST         FINAL     ----------------------
                                                                                    RATE(1)       MATURITY     2000            1999
                                                                                   --------       --------    ------         -------
  VARIABLE RATE:
  Bank loans..................................................................       9.70%          2022     $ 7,037         $5,099
  Commercial paper............................................................        8.89          2008         637            812
  Debt to (or guaranteed by) multilateral or export credit agencies...........        7.37          2018         649            564
  Other.......................................................................       14.34          2030         837            865

  FIXED RATE:
  Bank loans..................................................................        5.00          2025       2,003          1,176
  Notes and bonds.............................................................        9.46          2029       3,994          1,823
  Debt to (or guaranteed by) multilateral or export credit agencies...........        5.76          2007         164            128
  Other.......................................................................        8.92          2003          13             45
                                                                                                             -------         ------
  SUBTOTAL....................................................................                                15,334         10,512
  Less: Current maturities....................................................                                (2,471)          (991)
                                                                                                             -------         ------
  TOTAL.......................................................................                               $12,863         $9,521
                                                                                                             =======         ======

(1)      Weighted average interest rate at December 31, 2000.

         Non-recourse debt borrowings are primarily collateralized by the capital stock of the relevant subsidiary and in certain cases the physical assets of, and all significant agreements associated with, such business. Such debt is not a direct obligation of the AES parent corporation. These non-recourse financings include structured project financings, acquisition financings, working capital facilities and all other consolidated debt of the subsidiaries. The Company has issued shares of common stock to consolidated subsidiaries as collateral under various borrowing arrangement (see Note 10).

         The Company has interest rate swap and forward interest rate swap agreements in an aggregate notional principal amount of $2.5 billion at December 31, 2000. The swap agreements effectively change the variable interest rates on the portion of the debt covered by the notional amounts to weighted average fixed rates ranging from approximately 5.21% to 9.90%. The agreements expire at various dates from 2001 through 2023. In the event of nonperformance by the counterparties, the Company may be exposed to increased interest rates; however, the Company does not anticipate nonperformance by the counterparties, which are multinational financial institutions.

         Certain commercial paper borrowings of subsidiaries are supported by letters of credit or lines of credit issued by various financial institutions. In the event of nonperformance or credit deterioration of the institutions, the Company may be exposed to the risk of higher effective interest rates. The Company does not believe that such nonperformance or credit deterioration is likely.

         RECOURSE DEBT-Recourse debt obligations are direct borrowings of the AES parent corporation and at December 31, 2000 and 1999, consisted of the following (in millions):

                                                                       INTEREST       FINAL        FIRST CALL
                                                                         RATE        MATURITY         DATE        2000       1999
                                                                         ----        --------         ----        ----       ----
  Corporate revolving bank loan..................................         8.70%         2003           2000     $  140     $  335
  Senior notes...................................................         8.75%         2002              -        300          -
  Senior notes...................................................         8.00%         2008           2000        200        200
  Senior notes...................................................         9.50%         2009              -        750        750
  Senior notes...................................................         9.38%         2010              -        850          -
  Senior subordinated notes......................................        10.25%         2006           2001        250        250
  Senior subordinated notes......................................         8.38%         2007           2002        325        325
  Senior subordinated notes......................................         8.50%         2007           2002        375        375
  Senior subordinated debentures.................................         8.88%         2027           2004        125        125
  Convertible junior subordinated notes..........................         4.50%         2005           2001        150        150
  Unamortized discounts..........................................                                                   (7)        (8)
                                                                                                                ------     ------
  SUBTOTAL.......................................................                                                3,458      2,502
  Less: Current maturities.......................................                                                    -       (335)
                                                                                                                ------     ------
  Total..........................................................                                               $3,458     $2,167
                                                                                                                ======     ======



         In March 2000, the Company entered into an $850 million revolving credit agreement with a syndicate of banks, which provides for a combination of either loans or letters of credit up to the maximum borrowing capacity. Loans under the facility bear interest at either Prime plus a spread of 0.50% or LIBOR plus a spread of 2%. Such spreads are subject to adjustment based on the Company's credit ratings and the term remaining to maturity. This facility replaced the Company's then existing separate $600 million revolving credit facility and $250 million letter of credit facilities. As of December 31, 2000, $365 million was available.

         In December 2000, the Company obtained a $600 million bank commitment with the same terms as the $850 million revolving credit agreement. There were no amounts outstanding under this facility at December 31, 2000. The facility was terminated upon issuance of Senior Notes in February 2001 (see Note 20).

         Commitment fees on both facilities at December 31, 2000 are .50% per annum. The Company's recourse debt borrowings are unsecured obligations of the Company.

         FUTURE MATURITIES OF DEBT-Scheduled maturities of total debt at December 31, 2000, are (in millions):

  2001.........................................................................................           $ 2,471
  2002.........................................................................................             2,824
  2003.........................................................................................             1,563
  2004.........................................................................................               899
  2005.........................................................................................               890
  Thereafter...................................................................................            10,145
                                                                                                       ----------
  Total........................................................................................           $18,792
                                                                                                       ==========

         COVENANTS-The terms of the Company's revolving bank loan, senior and junior subordinated notes, and non-recourse debt agreements contain certain restrictive covenants. The covenants provide for, among other items, maintenance of certain reserves, and require that minimum levels of working capital, net worth, and certain financial ratio tests are met. The most restrictive of these covenants include limitations on incurring additional debt and on the payment of dividends to stockholders.

         As of December 31, 2000, approximately $486 million of restricted cash was maintained in accordance with certain covenants of the debt agreements, and these amounts were included within short-term investments and debt service reserves and other deposits in the consolidated balance sheet.

         Various lender and governmental provisions restrict the ability of the Company's subsidiaries to transfer retained earnings to the parent company. Such restricted retained earnings amounted to approximately $5 billion at December 31, 2000.

7.       COMMITMENTS, CONTINGENCIES AND RISKS

         OPERATING LEASES-As of December 31, 2000, the Company was obligated under long-term non-cancelable operating leases, primarily for office rental and site leases. Rental expense for operating leases, excluding amounts related to the sale/leaseback discussed below, was $13 million, $7 million, and $4 million in the years ended December 31, 2000, 1999 and 1998, respectively. The future minimum lease commitments under these leases are $13 million for 2001, $8 million for 2002, $7 million for 2003, $6 million for 2004, $6 million for 2005, and a total of $66 million for the years thereafter.

         SALE/LEASEBACK-In May 1999, a subsidiary of the Company acquired six electric generating stations from NYSEG (See Note 3). Concurrently, the subsidiary sold two of the plants to an unrelated third party for $650 million and simultaneously entered into a leasing arrangement with the unrelated party. This transaction has been accounted for as a sale/leaseback with operating lease treatment. Rental expense was $54 million and $26 million in 2000 and 1999, respectively. Future minimum lease commitments are $58 million for 2001, $63 million for 2002, $58 million for 2003, $63 million for 2004, $59 million for 2005 and a total of $1.4 billion for the years thereafter.

         In connection with the lease of the two power plants, the subsidiary is required to maintain a rent reserve account equal to the maximum semi-annual payment with respect to the sum of the basic rent and fixed charges expected to become due in the immediately succeeding three-year period. At December 31, 2000 and 1999, the amount deposited in the rent reserve account approximated $31 million and $30 million, respectively. This amount is included in restricted cash and can only be utilized to satisfy lease obligations.

         The agreements governing the leases restrict the subsidiary's ability to incur additional indebtedness, sell its assets or merge with another entity. The ability of the subsidiary to make distributions is restricted unless certain covenants, including the maintenance of certain coverage ratios, are met. The subsidiary is also required to maintain an additional liquidity account initially equal to $65 million less the balance of the rent reserve account. A letter of credit from a bank for $36 million has been obtained to satisfy this requirement.

         CONTRACTS-Operating subsidiaries of the Company have entered into "take-or-pay" contracts for the purchase of electricity from third parties. Purchases in 2000 were approximately $189 million. The future commitments under these contracts are $244 million for 2001, $226 million for 2002, $205 million for 2003, $167 million for 2004, $144 million for 2005 and a total of $840 million for the years thereafter.

         Operating subsidiaries of the Company have entered into various long-term contracts for the purchase of fuel subject to termination only in certain limited circumstances. Purchases in 2000 were approximately $689 million. The future commitments under contracts are $782 million for 2001, $490 million for 2002, $642 million for 2003, $580 million for 2004, $460 million for 2005, and $2.1 billion thereafter.

         In connection with the acquisition of the assets of Ecogen in May 1999, a subsidiary of the Company assumed contingent liabilities related to the plants' performance. If plant availability and contract performance specifications are not met, then a subsidiary of the Company may be required to make payments of up to $141 million to a third party under the terms of an electricity price hedge agreement.

         Several of the Company's power plants rely on power sales contracts with one or a limited number of entities for the majority of, and in some cases all of, the relevant plant's output over the term of the power sales contract. The remaining term of power sales contracts related to the Company's power plants range from 5 to 29 years. However, the operations of such plants are dependent on the continued performance by customers and suppliers of their obligations under the relevant power sales contract, and, in particular, on the credit quality of the purchasers. If a substantial portion of the Company's long-term power sales contract were modified or terminated, the Company would be adversely affected to the extent that it was unable to find other customers at the same level of contract profitability. Some of the Company's long-term power sales agreements are for prices above current spot market prices. The loss of one or more significant power sales contracts or the failure by any of the parties to a power sales contract to fulfill its obligations thereunder could have a material adverse impact on the Company's business, results of operations and financial condition.

         During 2000, the wholesale electricity market in California experienced a significant imbalance in the supply of, and demand for electricity, which resulted in significant electricity price increases and volatility. California's two largest utilities are required to purchase wholesale power and to sell it at fixed prices to retail end users. Because the cost of wholesale power has exceeded the price the utilities can charge their retail customers, these utilities are facing severe financial difficulties. There can be no assurances that such utilities can, or will choose to, honor their financial commitments. In the event that such utilities become insolvent or otherwise choose not to honor their commitments, creditors (including certain of the Company's subsidiaries) may seek to exercise whatever remedies may be available, including, among other things, placing the utilities into involuntary bankruptcy. There can be no assurances that amounts owing directly or indirectly from such utilities will be recovered. In addition, the California Independent System Operator has sought a Temporary Restraining Order over some of the generators, including AES subsidiaries, arguing that, in times of declared emergencies, generators are required to continue to provide electricity to the market even if there is no credit-worthy purchaser for the electricity. The bulk of the Company's revenues in California are not subject to this credit risk, because they are generated under the tolling agreement entered into by AES Southland. But the Company's other subsidiaries have some exposure to this risk. At December 31, 2000 the Company had receivables of approximately $27 million that are subject to this credit risk. In addition, because these utilities have defaulted on amounts due in the state sanctioned markets, the markets have sought to recover those amounts pro rata from other market participants, including certain of the Company's subsidiaries.

         ENVIRONMENTAL-As of December 31, 2000, the Company has recorded cumulative liabilities associated with acquired generation plants of approximately $37 million for projected environmental remediation costs. During 2000, the Company incurred a $17 million environmental fine and will be required to incur capital expenditures related to excess nitrogen oxide air emissions at certain of its generating facilities in California.

         In May 2000, the New York State Department of Environmental Conservation ("DEC") issued a Notice of Violation ("NOV") to NYSEG for violations of the Federal Clean Air Act and the New York Environmental Conservation Law at the Greenidge and Westover plants related to NYSEG's alleged failure to undergo an air permitting review prior to making repairs and improvements during the 1980s and 1990s. Pursuant to the agreement relating to the acquisition of the plants from NYSEG, AES Eastern Energy agreed with NYSEG that AES Eastern Energy will assume responsibility for the NOV, subject to a reservation of AES Eastern Energy's right to assert any applicable exception to its contractual undertaking to assume pre-existing environmental liabilities. The Company believes it has meritorious defenses to any actions asserted against it and expects to vigorously defend itself against the allegations; however, the NOV issued by the DEC, and any additional enforcement actions that might be brought by the New York State Attorney General, the DEC or the U.S. Environmental Protection Agency ("EPA"), against the Somerset, Cayuga, Greenidge or Westover plants, might result in the imposition of penalties and might require further emission reductions at those plants.

         The EPA has commenced an industry-wide investigation of coal-fired electric power generators to determine compliance with environmental requirements under the Federal Clean Air Act associated with repairs, maintenance, modifications and operational changes made to the facilities over the years. The EPA's focus is on whether the changes were subject to new source review or new performance standards, and whether best available control technology was or should have been used. On August 4, 1999, the EPA issued a NOV to the Company's Beaver Valley plant, generally alleging that the facility failed to obtain the necessary permits in connection with certain changes made to the facility in the mid-to-late 1980s. The Company believes it has meritorious defenses to any actions asserted against it and expects to vigorously defend itself against the allegations.

         The Company's generating plants are subject to emission regulations. The regulations may result in increased operating costs or the purchase of additional pollution control equipment if emission levels are exceeded.

         The Company reviews its obligations as it relates to compliance with environmental laws, including site restoration and remediation. Because of the uncertainties associated with environmental assessment and remediation activities, future costs of compliance or remediation could be higher or lower than the amount currently accrued. Based on currently available information, the Company does not believe that any costs incurred in excess of those currently accrued will have a material effect on the financial condition and results of operations of the Company.

         DERIVATIVES-Certain subsidiaries and an affiliate of the Company enter into interest rate, foreign currency, electricity and gas derivative contracts with various counterparties, and as a result, the Company is exposed to the risk of nonperformance by it's counterparties. The Company does not anticipate nonperformance by the counterparties.

         The Company is exposed to market risks on derivative contracts and on other unmatched commitments to purchase and sell energy on a price and quantity basis. Such market risks are monitored to limit the Company's exposure.

         GUARANTEES-In connection with certain of its project financing, acquisition, and power purchase agreements, AES has expressly undertaken limited obligations and commitments, most of which will only be effective or will be terminated upon the occurrence of future events. These obligations and commitments, excluding those collateralized by letter-of-credit obligations discussed below, were limited as of December 31, 2000, by the terms of the agreements, to an aggregate of approximately $659 million. The Company is also obligated under other commitments, which are limited to amounts, or percentages of amounts, received by AES as distributions from its project subsidiaries. These amounts aggregated $71 million as of December 31, 2000. In addition, the Company has commitments to fund its equity in projects currently under development or in construction. At December 31, 2000, such commitments to invest amounted to approximately $111 million.

         LETTERS OF CREDIT-At December 31, 2000, the Company had $603 million in letters of credit outstanding, which operate to guarantee performance relating to certain project development activities and subsidiary operations. The Company pays a letter-of-credit fee ranging from 0.50% to 2.0% per annum on the outstanding amounts. In addition, the Company had $134 million and a subsidiary of the Company had $220 million in surety bonds outstanding at December 31, 2000.

         LITIGATION-In September 1999, an appellate judge in the Minas Gerais, Brazil state court system granted a temporary injunction that suspends the effectiveness of a shareholders' agreement for CEMIG. This appellate ruling suspends the shareholders' agreement while the action to determine the validity of the shareholders' agreement is litigated in the lower court. In early November 1999, the same appellate court judge reversed this decision and reinstated the effectiveness of the shareholders' agreement, but did not restore the super majority voting rights that benefited the Company. In March 2000, a state court in Minas Gerais again ruled that the shareholders' agreement was invalid. The Company has appealed this decision. AES must exhaust all state-level appeals before the matter is heard before the Brazilian federal court. The Company intends to vigorously pursue its legal rights in this matter and to restore all of its rights regarding CEMIG, and does not anticipate that this temporary suspension of the shareholders' agreement will have a significant effect on its financial condition or results of operations. Failure to prevail in this matter would limit the Company's influence on the daily operations of CEMIG. However, the Company would still own approximately 21.6% of the voting common stock of CEMIG.

         In November 2000, the Company was named in a purported class action suit along with six other defendants alleging unlawful manipulation of the California wholesale electricity market, resulting in inflated wholesale electricity prices throughout California. Alleged causes of action include violation of the Cartwright Act, the California Unfair Trade Practices Act and the California Consumers Legal Remedies Act. In December 2000, the case was removed from the San Diego County Superior Court to the U.S. District Court for the Southern District of California. The Company believes it has meritorious defenses to any actions asserted against it and expects that it will defend itself vigorously against the allegations.

         In addition, the crisis in the California wholesale power markets has directly or indirectly resulted in several administrative and legal actions involving the Company's businesses in California. Each of the Company's businesses in California (AES Southland, AES Placerita and AES New Energy) are subject to overlapping state investigations by the California Attorney General's Office, the Market Oversight and Monitoring Committee of the California Independent System Operator ("ISO"), and the California Public Utility Commission. Each of these investigations are currently in the document gathering stage, and the businesses have responded to multiple requests for the production of documents and data surrounding the operation and bidding behavior of the plants.

         In August 2000, the Federal Energy Regulatory Commission ("FERC") announced an investigation into the national wholesale power markets, with particular emphasis upon the California wholesale electricity market, in order to determine whether there has been anti-competitive activity by wholesale generators and marketers of electricity. The FERC has requested documents from each of the AES Southland plants. Similar to the state investigation, the FERC investigation has focused their attention to date upon the forced and planned maintenance outages taken by the plants in 2000.

         AES Drax Power Ltd. ("AES Drax") is currently in arbitration proceedings involving a financial hedge agreement entered into with a subsidiary of Texas Utilities, Inc. ("TXU"), in which TXU pays to AES Drax capacity and variable payments and in turn receives the Pool Purchase Price in respect of the volume of MWs that they request to be delivered. The Pool was replaced by the New Energy Trading Arrangements ("NETA"), and therefore the Pool Purchase Price no longer exists. AES believes that the hedging agreement contemplated this transition by providing a mechanism for converting the agreement so that it can function for its full 15-year term. TXU disagrees with this position. In December 2000, AES Drax commenced an arbitration seeking an Expert Determination regarding what changes to the agreement must be made to reflect the introduction of NETA. AES believes that the expert panel is empowered to determine such changes, and only such changes, to preserve the commercial intent of the agreement (which is defined in the agreement), but TXU has requested the panel to terminate the hedging agreement. The Company believes that it has meritorious defenses, and it expects to vigorously pursue its interests. AES Drax and TXU suspended the arbitration and negotiated mutually acceptable changes to the hedging agreement. AES Drax was required to obtain the approval of its project lenders for such an amendment. AES Drax has obtained the approval of the project lenders and rating agencies for the amendment.

         RISKS RELATED TO REGULATED AND FOREIGN OPERATIONS-AES operates businesses in many regulated and foreign environments. There are certain economic, political, technological and regulatory risks associated with operating in these environments. Investments in foreign countries may be impacted by significant fluctuations in foreign currency exchange rates. During 2000 and 1999, the Company's financial position and results of operations were adversely affected by a significant devaluation of the Brazilian Real relative to the U.S. Dollar.

         The distribution businesses, which the Company owns or has investments in are subject to regulatory review or approval which could limit electricity tariff rates charged to customers or require the return of amounts previously collected. These regulatory environments are also subject to change, which could impact the results of operations.

         In certain locations, particularly developing countries or countries that are in a transition from centrally planned to market-oriented economies, the electricity purchasers, both wholesale and retail, may be unable or unwilling to honor their payment obligations. Collection of receivables may be hindered in these countries due to ineffective systems for adjudicating contract disputes.

         In June 1999, a subsidiary of the Company assumed long-term managerial and voting control of two regional electric distribution companies ("RECs") in Kazakhstan as part of a settlement of receivables outstanding from the government of Kazakhstan. The Company's claim against the government was for electricity previously provided. The contractual rights to control the operations of the RECs received in this transaction were valued at approximately $26 million, based on the net present value of incremental cash flows expected to be received as a result of operating the RECs. The value of the contract rights was recorded in the statement of operations in 1999. The two distribution businesses serve approximately 1.8 million people. The Company expects that the government of Kazakhstan will abide by the terms and periods agreed to in the original memorandum of understanding that currently governs the Company's operating control of the RECs. However, the contract is subject to economic, political and regulatory risks associated with operating in Kazakhstan. The Company does not consolidate the RECs because it operates them under a management agreement and does not have a controlling ownership interest in them.

         LEVERAGED LEASE INVESTMENTS-One of the Company's subsidiaries has investments in leveraged leases totaling $141 million. Related deferred tax liabilities total $106 million. The investment includes estimated residual values totaling $88 million. Leveraged lease residual value assumptions are adjusted on a periodic basis, based on independent appraisals.

         SALE OF ACCOUNTS RECEIVABLE - A subsidiary of the Company has sold, on a revolving basis, an undivided interest in $50 million of its accounts receivable.

8. COMPANY-OBLIGATED CONVERTIBLE MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

         During 1997, two wholly owned special purpose business trusts (AES Trust I and AES Trust II) issued Term Convertible Preferred Securities ("Tecons"). On March 31, 1997, AES Trust I issued 5 million of $2.6875 Tecons (liquidation value $50) for total proceeds of $250 million and concurrently purchased $250 million of 5.375% junior subordinated convertible debentures due 2027 of AES (individually the 5.375% Debentures). On October 29, 1997, AES Trust II issued 6 million of $2.75 Tecons (liquidation value $50) for total proceeds of $300 million and concurrently purchased $300 million of 5.5% junior subordinated convertible debentures due 2012 of AES (individually the 5.5% Debentures). During 2000, the Company called for redemption of AES Trust I and AES Trust II. Substantially all of AES Trust I Tecons were converted into approximately 14 million shares of AES common stock and substantially all of AES Trust II Tecons were converted into approximately 11 million shares of AES common stock.

         During 1999, AES Trust III, a wholly owned special purpose business trust, issued 9 million of $3.375 Tecons (liquidation value $50) for total proceeds of approximately $518 million and concurrently purchased approximately $518 million of 6.75% junior subordinated convertible debentures due 2029 (individually, the 6.75% Debentures).

         During 2000, AES Trust VII, a wholly owned special purpose business trust, issued 9.2 million of $3.00 Tecons (liquidation value $50) for total proceeds of approximately $460 million and concurrently purchased approximately $460 million of 6% junior subordinated convertible debentures due 2008 (individually, the 6% Debentures and collectively with the 6.75% Debentures, the Junior Subordinated Debentures). The sole assets of AES Trust III and VII (collectively, the Tecon Trusts) are the Junior Subordinated Debentures.

         AES, at its option, can redeem the 6.75% Debentures after October 17, 2002, which would result in the required redemption of the Tecons issued by AES Trust III, for $52.10 per Tecon, reduced annually by $0.422 to a minimum of $50 per Tecon, and can redeem the 6% Debentures after May 18, 2003, which would result in the required redemption of the Tecons issued by AES Trust VII, for $51.88 per Tecons, reduced annually by $0.375 to a minimum of $50 per Tecon. The Tecons must be redeemed upon maturity of the Junior Subordinated Debentures.

         The Tecons are convertible into the common stock of AES at each holder's option prior to October 15, 2029 for AES

Trust III and May 14, 2008 for AES Trust VII at the rate of 1.4216 and 1.0811, respectively, representing a conversion price of $35.171 and $46.25 per share, respectively.

         On November 30, 1999, three wholly owned special purpose business trusts (individually, AES RHINOS Trust I, II, and III, collectively, the Rhinos Trusts and with the Tecon Trusts, collectively the Trusts) issued trust preferred securities ("Rhinos"). The aggregate amount of Rhinos issued was approximately $250 million. Concurrent with the issuance of the Rhinos, the Rhinos Trusts purchased approximately $258 million of junior subordinated convertible notes due 2007. The Rhinos Trusts may be dissolved and the notes distributed to the holders of the Rhinos at any time at the Company's option. The obligations of the Trusts are fully and unconditionally guaranteed by AES.

         Under the terms of a remarketing agreement, the initial purchaser of the Rhinos has the right to cause a remarketing of the Rhinos if they remain outstanding on November 30, 2002, or if certain other conditions are met.

         In connection with the issuance of the Rhinos and related notes, the Company has entered into a forward underwriting agreement for the future placement of approximately $250 million of the Company's common stock, preferred stock, notes or trust preferred securities.

         Prior to a successful remarketing, the Rhinos are redeemable at par in whole at any time or in part from the proceeds of a qualifying offering under the forward underwriting commitment. The holder can require redemption only at maturity (November 15, 2007).

         Prior to February 28, 2003, the Rhinos are not convertible. On and after February 28, 2003, the Rhinos are convertible at any time at the option of the holder into the common stock of AES. The conversion price of the Rhinos depends on whether or not the Trusts have completed a successful remarketing of the Rhinos. Prior to a successful remarketing, the conversion price is equal to the then current market price of the Company's common stock. After a successful remarketing, the conversion price will be equal to the price specified in the winning remarketing bid which cannot be less than the current market price of AES common stock at the time of remarketing.

         Dividends on the Tecons and Rhinos are payable quarterly at an annual rate of 6.75% by AES Trust III, 6% by AES Trust VII and LIBOR plus 2.50% by the Rhinos Trusts. Dividend rates for the Rhinos are subject to increase upon a failed remarketing of the Rhinos. The Trusts are each permitted to defer payment of dividends for up to 20 consecutive quarters, provided that the Company has exercised its right to defer interest payments under the corresponding debentures or notes. During such deferral periods, dividends on the Tecons and Rhinos will accumulate quarterly and accrue interest and the Company may not declare or pay dividends on its common stock.

         Interest expense for each of the years ended December 31, 2000, 1999 and 1998, includes approximately $71 million, $38 million and $31 million for 2000, 1999 and 1998, respectively, related to the Tecon Trusts and approximately $21 million and $2 million for 2000 and 1999, respectively, related to the Rhinos Trusts.

9.       MINORITY INTEREST

         Minority interest includes $100 million and $125 million of cumulative preferred stock of subsidiaries at December 31, 2000 and 1999, respectively. During 1998 a subsidiary of the Company issued $50 million of its 5.65% non-redeemable, cumulative preferred stock. In 2000 a subsidiary of the Company retired $25 million of its cumulative preferred stock at par value. The total annual dividend requirement was approximately $5 million at December 31, 2000. $22 million of the preferred stock is subject to mandatory redemption requirements over the period 2003-2008. Except for the series of preferred stock subject to mandatory redemption discussed above, each series of preferred stock is redeemable solely at the option of the issuer at prices between $101 and $118 per share.

10.      STOCKHOLDERS' EQUITY

         SALE OF STOCK-In May 2000, the Company sold 24.725 million shares of common stock at $37.00 per share. Net proceeds from the offering were $886 million. In November 2000, the Company sold 10 million shares of common stock at

$52.50 per share. Net proceeds from the offering were $520 million.

         STOCK SPLIT AND STOCK DIVIDEND-On April 17, 2000, the Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, payable to stockholders of record on May 1, 2000. Accordingly, all outstanding share, per share and stock option data in all periods presented have been restated to reflect the stock split.

         SHARES ISSUED FOR ACQUISITIONS-During December 2000, the Company issued approximately 949,000 shares, valued at $51 million to fund the acquisition of KMR. Also, during 2000, the Company issued approximately 343,000 shares, valued at $16 million in various other acquisitions.

         RESTRICTED STOCK-The Company issued restricted stock under various incentive stock option plans. Generally, under each plan, shares of restricted common stock with value equal to a stated percentage of participants' base salary are initially awarded at the beginning of a three-year performance period, subject to adjustment to reflect the participants' actual base salary. The shares remain restricted and nontransferable throughout each three-year performance period, vesting in one-third increments in each of the three years following the end of the performance period. At the end of a performance period, awards are subject to adjustment to reflect the Company's performance compared to peer companies. Final awards under the plans can range from zero up to 400% of the initial awards. Vested shares are no longer restricted and may be held or sold by the participant. Compensation expense of $8 million, $1 million and $5 million for 2000, 1999 and 1998, respectively, as measured by the market value of the common stock at the balance sheet date, has been recognized. As of December 31, 2000, approximately 111,000 shares of restricted stock were outstanding.

         In January 2001, the final performance evaluation was completed for one of the restricted stocks plans resulting in final awards of an additional 199,000 shares with approximately 101,000 shares becoming fully vested. All shares of restricted stock became fully vested on the date of merger with IPALCO.

         STOCK OPTIONS-The Company has granted options to purchase shares of common stock under its stock option plans. Under the terms of the plans, the Company may issue options to purchase shares of the Company's common stock at a price equal to 100% of the market price at the date the option is granted. The options become eligible for exercise under various schedules. At December 31, 2000, there were approximately 1.5 million shares reserved for future grants under the plans.

         A summary of the option activity follows (in thousands of shares):



                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                              --------------------------------
                                                                  2000                     1999                      1998
                                                          ----------------------   -----------------------   -----------------------
                                                                      WEIGHTED-                WEIGHTED-                 WEIGHTED-
                                                                      AVERAGE                  AVERAGE                   AVERAGE
                                                                      EXERCISE                 EXERCISE                  EXERCISE
                                                          SHARES       PRICE       SHARES       PRICE        SHARES       PRICE
                                                          ------      --------     ------      ---------     ------      --------

  Outstanding-beginning of year......................      16,698       $10.72     17,065        $ 8.83      19,686         $8.95
  Exercised during the year..........................      (5,069)       14.11     (2,817)         7.45      (2,884)        11.57
  Forfeited during the year..........................        (129)       30.85        (14)        21.83         (20)        16.00
  Granted during the year............................       4,075        36.98      2,464         20.16         283         28.95
                                                          -------       ------    -------        ------      ------         -----
  Outstanding-end of year............................      15,575       $16.32     16,698        $10.72      17,065         $8.83
                                                          =======       ======    =======        ======      ======         =====
  Eligible for exercise-end of year..................      11,449       $10.51     14,086         $9.44      14,900         $8.30
                                                          =======       ======    =======        ======      ======         =====


         The following table summarizes information about stock options outstanding at December 31, 2000 (in thousands of shares):



                                          OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                           ------------------------------------------------       ----------------------------
                                                WEIGHTED-         WEIGHTED-                         WEIGHTED-
                                                 AVERAGE           AVERAGE                           AVERAGE
        RANGE OF               TOTAL         REMAINING LIFE        EXERCISE          TOTAL          EXERCISE
     EXERCISE PRICES        OUTSTANDING        (IN YEARS)           PRICE         EXERCISABLE        PRICE
------------------------    -----------      ---------------      ----------      -----------      -----------
  $ 0.78 - $ 3.24.....             34               0.1            $ 1.61                34           $ 1.61
  $ 3.25 - $ 9.88.....          6,982               4.2              7.10             6,977             7.06
  $ 9.89 - $14.40.....          2,038               5.6             12.51             2,034            12.52
  $14.41 - $22.85.....          3,144               7.5             17.90             2,211            18.21
  $22.86 - $58.00.....          3,368               9.0             36.34               193            26.99
  $58.01 - $80.00.....              9               9.7             62.16                 -                -
                               ------           -------           -------           -------          -------
  Total...............         15,575               6.1            $16.32            11,449           $10.51
                               ======           =======           =======           =======          =======



         The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion ("APB") No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and has adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, for disclosure purposes. No compensation expense has been recognized in connection with the options, as all options have been granted only to AES people, including Directors, with an exercise price equal to the market price of the Company's common stock on the date of grant. For SFAS No. 123 disclosure purposes, the weighted average fair value of each option grant has been estimated as of the date of grant primarily using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                                       FOR THE YEARS ENDED
                                                                                      ---------------------
                                                                                      2000     1999    1998
                                                                                      ----     ----    ----
  Interest rate (risk-free)........................................................    5.4%     6.5%    5.1%
  Volatility.......................................................................     41%      46%     33%
  Dividend yield...................................................................      1%      -        1%

         Using these assumptions, and an expected option life of approximately 7 years, the weighted average fair value of each stock option granted was $14.40, $22.43 and $18.99, for the years ended December 31, 2000, 1999 and 1998, respectively.

         Had compensation expense been determined under the provisions of SFAS No. 123, utilizing the assumptions detailed in the preceding paragraph, the Company's net income and earnings per share for the years ended December 31, 2000, 1999 and 1998 would have been reduced to the following pro forma amounts (in millions except per share amounts):



                                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                                                     --------------------------------
                                                                                     2000         1999           1998
                                                                                     ----         ----           ----
  NET INCOME:
  As reported.................................................................      $ 796        $ 357          $ 441
  Pro forma...................................................................        753          341            431

  BASIC EARNINGS PER SHARE:
  As reported.................................................................      $1.65        $0.84          $1.11
  Pro forma...................................................................       1.56         0.81           1.09
  DILUTED EARNINGS PER SHARE:
  As reported.................................................................      $1.59        $0.82          $1.07
  Pro forma...................................................................       1.50         0.79           1.05

         The disclosures of such amounts and assumptions are not intended to forecast any possible future appreciation of the Company's stock or change in dividend policy.

         As of December 31, 1999, the Company had warrants outstanding to purchase up to 2.6 million shares of common stock at $7.36 a share. These warrants expired in July 2000. Substantially all of the warrants were exercised prior to expiration.

         COMMON STOCK HELD BY SUBSIDIARIES-As of December 31, 2000, approximately 81 million shares of the Company's common stock had been issued to consolidated subsidiaries. These shares were issued as collateral under various borrowing agreements and are not considered outstanding. They have been excluded from the calculation of earnings per share.

11.      EARNINGS PER SHARE

         The following table presents a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income before extraordinary item. In the table below, Income represents the numerator (in millions) and Shares represent the denominator (in millions):

                                              DECEMBER 31, 2000              DECEMBER 31, 1999              DECEMBER 31, 1998
                                           -------------------------      -------------------------     --------------------------
                                                               $ PER                          $ PER                          $ PER
                                           INCOME    SHARES    SHARE      INCOME   SHARES     SHARE     INCOME     SHARES    SHARE
                                           ------    ------    -----      ------   ------     -----     ------     ------    -----
  BASIC EPS
  Income before extraordinary items..        $807     482.1    $1.67        $374    422.8     $0.88       $437      396.6    $1.10

  EFFECT OF DILUTIVE SECURITIES:
  Stock options and warrants.........           -       9.8    (0.03)         -       9.4     (0.02)         -        9.2    (0.02)
  Stock units allocated to deferred
   compensation plans................           -       0.5        -          -       0.5         -          -        0.5        -
  Tecons and other convertible debt,
   net of tax........................          22      21.1    (0.03)         -         -         -          9       13.9    (0.02)
                                           ------    ------   ------       -----   ------    ------      -----     ------   ------
  DILUTED EARNINGS PER SHARE.........        $829     513.5    $1.61        $374    432.7     $0.86       $446      420.2    $1.06
                                           ======    ======   ======       =====   ======    ======      =====     ======   ======

12.      BUYOUT AND BUYDOWN OF POWER SALES AGREEMENTS

         In October 1999, AES Placerita Inc. ("Placerita"), a wholly owned subsidiary of the Company, received proceeds of approximately $110 million to complete the buyout of its long-term power sales agreement. In connection with the buyout, the Company incurred transaction related costs of approximately $19 million and recorded a gain on contract buyout of $91 million. The buyout of the power sales agreement resulted in the loss of a significant customer and required the Company to assess the recoverability of the carrying amount of Placerita's electric generation assets. The Company recorded an impairment loss of approximately $62 million to reduce the carrying value of the electric generation assets to their estimated fair value after termination of the contract. The estimated fair value was determined by an independent appraisal. Concurrent with the buyout of the power sales contract, the Company extinguished certain liabilities under the related project financing debt prior to their scheduled maturity. As a result, the Company has recorded an extraordinary loss of approximately $11 million, net of income tax of approximately $5 million.

         In September 1999, AES Thames Inc. ("Thames"), a wholly owned subsidiary of the Company, amended its power sales agreement with Connecticut Light and Power ("CL&P"), its sole customer. The amendment, which was subject to regulatory approval, includes a partial prepayment for certain electricity to be delivered by Thames to CL&P in the years 2001-2014. According to the terms of the amendment, the Company will receive $532 million plus accrued interest in return for a reduction in future electricity rates. Interest accrues on the prepayment at a rate of 8.3% per annum from the date of regulatory approval. In March 2000, the Connecticut Department of Public Utility Control ("DPUC") approved the amendment to the power sales agreement. In July 2000, CL&P requested and subsequently received approval from the DPUC to issue bonds to fund the prepayment. The contractual receivable is recorded in other current assets with a corresponding amount of deferred revenue in other liabilities in the accompanying December 31, 2000 balance sheet. The deferred revenue will be amortized into income on a ratable basis over the contract term based on kilowatt hours provided.

13.      SALE OF ASSETS

         On November 20, 2000, a subsidiary of the Company sold certain assets ("the Thermal Assets") for approximately $162 million. The transaction resulted in a gain to the Company of approximately $31 million ($19 million after tax). Of the net proceeds, $88 million was used to retire debt specifically assignable to the Thermal Assets. The related notes were retired in November 2000.

In connection with the retirement of the debt, the Company incurred make-whole payments and wrote off debt issuance costs of approximately $4 million, which was recorded as an extraordinary loss in 2000.

14.      INCOME TAXES

         INCOME TAX PROVISION-The provision for income taxes consists of the following (in millions):


                                                                                       FOR THE YEARS ENDED
                                                                                      2000     1999    1998
                                                                                     ------   ------  ------
  Federal:
  Current..........................................................................   $151      $70     $57
  Deferred.........................................................................    (38)      45      59

  State:
  Current..........................................................................     20       11      13
  Deferred.........................................................................     (4)      14      (5)

  Foreign:
  Current..........................................................................    208       98      82
  Deferred.........................................................................     29      (48)     14
                                                                                      ----     ----    ----
  Total............................................................................   $366     $190    $220
                                                                                      ====     ====    ====



         The Company records its share of earnings of its equity investees on a pre-tax basis. The Company's share of the investees' income taxes is recorded in income tax expense.

         EFFECTIVE AND STATUTORY RATE RECONCILIATION-A reconciliation of the U.S. statutory Federal income tax rate to the Company's effective tax rate as a percentage of income before taxes (after minority interest) is as follows:



                                                                                       FOR THE YEARS ENDED
                                                                                      2000     1999    1998
                                                                                     ------   ------  ------
  Statutory Federal tax rate......................................................     35%      35%     35%
  State taxes, net of Federal tax benefit.........................................      1        4       1
  Taxes on foreign earnings.......................................................     (3)      (4)     (1)
  Other-net.......................................................................     (2)      (1)     (2)
                                                                                     ------   ------  ------
  Effective tax rate..............................................................     31%      34%     33%
                                                                                     ======   ======  ======



         DEFERRED INCOME TAXES-Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered.

         As of December 31, 2000, the Company had Federal net operating loss carryforwards for tax purposes of approximately $192 million expiring from 2008 through 2020, Federal general business tax credit carryforwards for tax purposes of approximately $51 million expiring in years 2001 through 2020, and Federal alternative minimum tax credits of approximately $53 million that carryforward without expiration. As of December 31, 2000, the Company had foreign net operating loss carryforwards of approximately $740 million that expire at various times beginning in 2001, and some of which carryforward without expiration, and foreign investment and assets tax credits of approximately $51 million that expire at various times beginning in 2001 through 2005. The Company had state net operating loss carryforwards as of December 31, 2000, of approximately $374 million expiring in years 2000 through 2020, and state tax credit carryforwards of approximately $7 million expiring in years 2001 through 2009.

         The valuation allowance increased by $77 million during 2000 to $119 million on December 31, 2000. This increase was the result of certain foreign net operating loss carryforwards and Federal and state tax credits, the ultimate realization of which is not known at this time. The Company believes that it is more likely than not that the remaining deferred tax assets as shown below will be realized.

         Deferred tax assets and liabilities are as follows (in millions):


                                                                                                                    DECEMBER 31,
                                                                                                                  2000       1999
                                                                                                                 ------     ------
  Differences between book and tax basis of property and total deferred tax liability........................    $2,562     $2,591
                                                                                                                 ------     ------
  Operating loss carryforwards...............................................................................      (328)      (180)
  Bad debt and other book provisions.........................................................................      (104)      (168)
  Retirement costs...........................................................................................       (75)       (33)
  Tax credit carryforwards...................................................................................      (162)       (96)
  Other deductible temporary differences.....................................................................      (316)      (202)
                                                                                                                 ------     ------
  Total gross deferred tax asset.............................................................................      (985)      (679)
  Less: Valuation allowance..................................................................................       119         42
                                                                                                                 ------     ------
  Total net deferred tax asset...............................................................................      (866)      (637)
                                                                                                                 ------     ------
  Net deferred tax liability.................................................................................    $1,696     $1,954
                                                                                                                 ======     ======


         Undistributed earnings of certain foreign subsidiaries and affiliates aggregated approximately $777 million at December 31, 2000. The Company considers these earnings to be indefinitely reinvested outside of the United States and, accordingly, no U.S. deferred taxes have been recorded with respect to such earnings. Should the earnings be remitted as dividends, the Company may be subject to additional U.S. taxes, net of allowable foreign tax credits. It is not practicable to estimate the amount of any additional taxes which may be payable on the undistributed earnings. A deferred tax asset of $155 million has been recorded as of December 31, 2000 for the cumulative effects of certain foreign currency translation losses.

         Income from operations in certain countries is subject to reduced tax rates as a result of satisfying specific commitments regarding employment and capital investment. The reduced tax rates for these operations will be in effect for the life of the related businesses, at the end of which ownership transfers back to the local government. The income tax benefit related to the tax status of these operations are estimated to be $29 million, $27 million and $31 million for the year ended December 31, 2000, 1999 and 1998, respectively.

         Income from continuing operations before income taxes and extraordinary items consisted of the following:


                                                                                        FOR THE YEARS ENDED
                                                                                       2000     1999    1998
                                                                                       ----     ----    ----
  U.S..............................................................................  $  605      372     416
  Non U.S..........................................................................     568      192     241
                                                                                     ------     ----    ----
  Total............................................................................  $1,173     $564    $657
                                                                                     ======     ====    ====

15.      BENEFIT PLANS

         PROFIT SHARING AND STOCK OWNERSHIP PLANS-The Company sponsors two profit sharing and stock ownership plans, qualified under section 401 of the Internal Revenue Code, which are available to eligible AES people. The plans provide for Company matching contributions, other Company contributions at the discretion of the Compensation Committee of the Board of Directors, and discretionary tax deferred contributions from the participants. Participants are fully vested in their own contributions and the Company's matching contributions. Participants vest in other Company contributions over a five-year period ending on the 5th anniversary of their hire date. Company contributions to the plans were approximately $11 million, $7 million and $5 million for the years ended December 31, 2000, 1999 and 1998.




         DEFERRED COMPENSATION PLANS-The Company sponsors a deferred compensation plan under which directors of the Company may elect to have a portion, or all, of their compensation deferred. The amounts allocated to each participant's deferred compensation account may be converted into common stock units. Upon termination or death of a participant, the Company is required to distribute, under various methods, cash or the number of shares of common stock accumulated within the participant's deferred compensation account. Distribution of stock is to be made from common stock held in treasury or from authorized but previously unissued shares. The plan terminates and full distribution is required to be made to all participants upon any change of control of the Company (as defined in the plan document). No stock associated with distributions was issued during 2000 under such plan.

         In addition, the Company sponsors an executive officers' deferred compensation plan. At the election of an executive officer, the Company will establish an unfunded, nonqualified compensation arrangement for each officer who chooses to terminate participation in the Company's profit sharing and employee stock ownership plans. The participant may elect to forego payment of any portion of his or her compensation and have an equal amount allocated to a contribution account. In addition, the Company will credit the participant's account with an amount equal to the Company's contributions (both matching and profit sharing) that would have been made on such officer's behalf if he or she had been a participant in the profit sharing plan. The participant may elect to have all or a portion of the Company's contributions converted into stock units. Dividends paid on common stock are allocated to the participant's account in the form of stock units. The participant's account balances are distributable upon termination of employment or death.

         The Company also sponsors a supplemental retirement plan covering certain highly compensated AES people. The plan provides incremental profit sharing and matching contributions to participants that would have been paid to their accounts in the Company's profit sharing plan if it were not for limitations imposed by income tax regulations. All contributions to the plan are vested in the manner provided in the Company's profit sharing plan, and once vested are nonforfeitable. The participant's account balances are distributable upon termination of employment or death.

         DEFINED BENEFIT PLANS-Certain of the Company's subsidiaries have defined benefit pension plans covering substantially all of their respective employees. Pension benefits are based on years of credited service, age of the participant and average earnings.

         Significant weighted average assumptions used in the calculation of pension benefits expense and obligation are as follows:

                                                                                             PENSION BENEFITS
YEARS ENDED DECEMBER 31,                                                                     ----------------
------------------------                                                                      2000      1999
                                                                                             ------    ------
  Discount rates...........................................................................      8%        8%
  Rates of compensation increase...........................................................      3%        4%
  Expected long-term rate of return on plan assets.........................................      9%        9%

        A subsidiary of the Company has a defined benefit plan, which has a benefit obligation of $320 million and $261 million at December 31, 2000 and 1999, and uses salary bands to determine future benefit costs rather than rate of compensation increases. As such, rates of compensation increase in the table above do not include amounts relating to this specific defined benefit plan.

         Total pension cost for the years ended December 31, 2000 and 1999 includes the following components (in millions):

                                                                                             PENSION BENEFITS
                                                                                             ----------------
YEARS ENDED DECEMBER 31,                                                                      2000      1999
------------------------                                                                     ------    ------
  Service cost.............................................................................    $14       $13
  Interest cost on projected benefit obligation............................................     55        29
  Expected return on plan assets...........................................................      9       (16)
  Amount of curtailment loss recognized....................................................      6         -
  VERP benefits............................................................................     57         -
  Other....................................................................................     (3)       (3)
                                                                                              ----      ----
  Total pension cost.......................................................................   $138       $23
                                                                                              ====      ====

         The changes in the benefit obligation of the plans combined for the years ended December 31, 2000 and 1999 are as follows (in millions):

                                                                                             PENSION BENEFITS
                                                                                              2000      1999
                                                                                             ------    ------
  CHANGE IN BENEFIT OBLIGATION:
  Benefit obligation at beginning of year..................................................    $650     $357
  Effect of foreign currency exchange rate change on beginning balance.....................     (10)     (21)
  Service cost.............................................................................      13       10
  Interest cost............................................................................      55       29
  Assumed in acquisitions..................................................................      71      317
  VERP benefits............................................................................      57        -
  Benefits paid............................................................................     (48)     (24)
  Other....................................................................................      22      (18)
                                                                                              -----    -----
  Benefit obligation as of December 31.....................................................    $810     $650
                                                                                              =====    =====

         The changes in the plan assets of the plans combined for the years ended December 31, 2000 and 1999 are as follows (in millions):

                                                                                             PENSION BENEFITS
                                                                                              2000      1999
                                                                                             ------    ------
  CHANGE IN PLAN ASSETS:
  Fair value of plan assets at beginning of year...........................................    $714      $324

  Effect of foreign currency exchange rate change on beginning balance.....................     (6)        (9)
  Actual return on plan assets.............................................................      12        88
  Assumed in acquisitions..................................................................       -       326
  Benefits paid............................................................................     (48)      (24)
  Other....................................................................................      13         9
                                                                                              -----     -----
  Fair value of plan assets as of December 31..............................................    $685      $714
                                                                                              =====     =====

         The funded status of the plans combined for the years ended as of December 31, 2000 and 1999 are as follows (in millions):


                                                                                          PENSION BENEFITS
                                                                                           2000       1999
                                                                                          ------     ------
  Funded status......................................................................       $(125)    $  64
  Unrecognized net actuarial gain....................................................         (84)     (120)
  Other..............................................................................           3         7
                                                                                           ------    ------
  Accrued benefit cost as of December 31.............................................       $(206)    $ (49)
                                                                                           ======    ======


         All of the Company's pension plans have been aggregated in the table above. Certain of the Company's plans at December 31, 2000, had benefit obligations exceeding the fair value of the related plan's assets. As of December 31, 2000, the Company had plans with benefit obligations exceeding the fair value of plan assets by approximately $165 million.

         In November 2000, a subsidiary of the Company implemented a one-time Voluntary Early Retirement Program ("VERP"). This program offers enhanced retirement benefits upon early retirement to eligible employees. The VERP was available to all employees, except officers, whose combined age and years of service will total at least 75 on June 30, 2001.

Participation was limited to, and subsequently accepted by 400 qualified employees. Participants elected actual retirement dates in 2001. Additionally, the post-retirement benefits will be provided to VERP retirees until age 55 at which time they will be eligible to receive benefits from the independent VEBA trustee. The subsidiary recognized the $57 million pre-tax non-cash pension benefit costs of the VERP in December 2000.

         During 2000, a subsidiary of the Company curtailed one of its defined benefit plans. In connection with the curtailment, the subsidiary paid approximately $8 million and transferred approximately $145 million of plan assets to an independent trustee.

16.      SEGMENTS

         The Company operates in two business segments: generation and distribution. Generation consists of the operation of electric power plants and sales of electricity to nonaffiliated wholesale customers for further resale to end-users. Distribution consists of electricity sales to end-users. Generation and distribution are strategic business areas pursued by the Company. Although the nature of the product is the same, segments are differentiated by the nature of the customers and the operational differences. Within the Company's organizational structure, the business units within each segment are individually managed. Resources are allocated to each segment based on the performance of the business units and the projects within each segment.

         The accounting policies of the two business segments are the same as those described in Note 1-General and Summary of Significant Accounting Policies. The Company uses gross margin to evaluate the performance of generation and distribution businesses that it controls and consolidates. Depreciation and amortization at the generation and distribution businesses are included in the calculation of gross margin. Corporate depreciation and amortization is reported within selling, general and administrative expenses in the consolidated statements of operations. Pre-tax equity in earnings is used to evaluate the performance of generation and distribution businesses that are significantly influenced by the Company. Sales between generation and distribution are accounted for at fair value as if the sales were to third parties. All intersegment activity has been eliminated with respect to revenue and gross margin. Information about the Company's operations and assets by segment is as follows (in millions):

                                                                             PRE-TAX                     INVESTMENT
                                                DEPRECIATION                  EQUITY                       IN AND
                                                    AND          GROSS          IN         TOTAL          ADVANCES        PROPERTY
                                REVENUES (1)    AMORTIZATION     MARGIN      EARNINGS      ASSETS       TO AFFILIATES     ADDITIONS
                                ------------    ------------    --------     --------    ---------      -------------     ---------
  Year Ended
  December 31, 2000
  Generation........               $3,546             $329       $1,350         $ 49      $17,627            $  584         $1,909
  Distribution......                4,036              367          617          426       14,200             2,508            317
  Corporate.........                    -                1            -            -        1,211                30              -
                                 --------          -------      -------       ------      -------          --------        -------
  Total.............               $7,582             $697       $1,967         $475      $33,038            $3,122         $2,226
                                 ========          =======      =======       ======      =======          ========        =======

                                                                             PRE-TAX                     INVESTMENT
                                                DEPRECIATION                  EQUITY                       IN AND
                                                    AND          GROSS          IN         TOTAL          ADVANCES        PROPERTY
                                REVENUES (1)    AMORTIZATION     MARGIN      EARNINGS      ASSETS       TO AFFILIATES     ADDITIONS
                                ------------    ------------    --------     --------    ---------      -------------     ---------
  Year Ended
  December 31, 1999
  Generation........               $1,970             $180       $  793          $52      $14,250            $  524           $688
  Distribution......                2,154              207          473          (31)       8,693             1,051            250
  Corporate.........                    -                1            -            -          279                 -              -
                                 --------          -------      -------       ------      -------          --------        -------
  Total.............               $4,124             $388       $1,266          $21      $23,222            $1,575           $938
                                 ========          =======      =======       ======      =======          ========        =======


                                                                             PRE-TAX                     INVESTMENT
                                                DEPRECIATION                  EQUITY                       IN AND
                                                    AND          GROSS          IN         TOTAL          ADVANCES        PROPERTY
                                REVENUES (1)    AMORTIZATION     MARGIN      EARNINGS      ASSETS       TO AFFILIATES     ADDITIONS
                                ------------    ------------    --------     --------    ---------      -------------     ---------
  Year Ended
  December 31, 1998
  Generation........               $1,413             $126         $566          $33       $5,682              $495           $369
  Distribution......                1,844              173          478          199        6,806             1,438            228
  Corporate.........                    -                -            -            -          412                 -              -
                                 --------          -------      -------       ------      -------          --------        -------
  Total.............               $3,257             $299       $1,044         $232      $12,900            $1,933           $597
                                 ========          =======      =======       ======      =======          ========        =======



(1) Intersegment revenues for the years ended December 31, 2000, 1999, and 1998 were $81 million, $76 million and $69 million, respectively.

                  Revenues are recorded in the country in which they are earned and assets are recorded in the country in which they are located. Information about the Company's operations and long-lived assets by country are as follows (in millions):


                                                                                        UNITED                  TOTAL
                             U.S.     ARGENTINA     BRAZIL      HUNGARY    PAKISTAN     KINGDOM    OTHER(1)    NON-U.S.     TOTAL
                            ------    ---------     ------      -------    --------     -------    --------    --------    -------
  REVENUES:
  2000................      $3,397      $  482      $  699        $177        $232      $1,110      $1,485     $ 4,185     $ 7,582
  1999................       2,063         452         376         212         206         207         608       2,061       4,124
  1998................       1,514         423         478         227         213          40         362       1,743       3,257

  LONG LIVED ASSETS:
  2000................      $7,134      $1,624      $2,359        $ 91        $428      $4,483      $4,674     $13,659     $20,793
  1999................       6,200       1,061       2,588         121         492       4,600       1,375      10,237      16,437
  1998................       4,297       1,017         848         154         505         224         756       3,504       7,801

(1) AES has operations in 18 countries, which are included in the other category above. Among these countries are Venezuela, China, the Dominican Republic and the Republic of Georgia.

17.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair value of current financial assets, current financial liabilities, and debt service reserves and other deposits, are estimated to be equal to their reported carrying amounts. The fair value of non-recourse debt, excluding capital leases, is estimated differently based upon the type of loan. For variable rate loans, carrying value approximates fair value. For fixed rate loans and preferred stock with mandatory redemption, other than securities registered and publicly traded, the fair value is estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates. The fair value of interest rate swap, cap and floor agreements, foreign currency forwards and swaps, and energy derivatives is the estimated net amount that the Company would receive or pay to terminate the agreements as of the balance sheet date. The estimated fair values for certain of the notes and bonds included in non-recourse debt, and certain of the recourse debt and Tecons, which are registered and publicly traded, are based on quoted market prices. The carrying value of Rhinos approximates fair value as they include a rate adjustment feature that is linked to the interbank market for credit.

         The estimated fair values of the Company's assets and liabilities have been determined using available market information. The estimates are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

         The estimated fair values of the Company's debt and derivative financial instruments as of December 31, 2000 and 1999, are as follows (in millions):


                                                                                      DECEMBER 31, 2000        DECEMBER 31, 1999
                                                                                     --------------------      ------------------
                                                                                     CARRYING       FAIR       CARRYING     FAIR
                                                                                      AMOUNT        VALUE       AMOUNT      VALUE
  Non-recourse debt.............................................................     $15,334       $15,560      $10,512    $10,465
  Recourse debt.................................................................       3,458         3,343        2,502      2,495
  Tecons and Rhinos.............................................................       1,228         1,624        1,318      1,770
  Interest rate swaps...........................................................          (2)         (141)           -        (23)
  Interest rate caps and floors, net............................................          (2)           (7)           -         13
  Foreign currency forwards and swaps, net......................................          10            14            -          -
  Preferred stock with mandatory redemption.....................................          22            20           22         20
  Energy derivatives, net.......................................................          25            (2)           4          4


         The fair value estimates presented herein are based on pertinent information as of December 31, 2000 and 1999. The Company is not aware of any factors that would significantly affect the estimated fair value amounts since December 31, 2000.

18.      NEW ACCOUNTING PRONOUNCEMENTS

         On January 1, 2001, the Company adopted SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," which, as amended, established new accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that an entity recognize all derivatives (including derivatives embedded in other contracts) as either assets or liabilities on the balance sheet and measure those instruments at fair value. Changes in the derivative's fair value are to be recognized currently in earnings, unless specific hedge accounting criteria are met. Hedge accounting allows a derivative's gains or losses in fair value to offset related results of the hedged item in the statement of operations and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Prior to the adoption of SFAS No. 133, derivatives that are classified as other than trading are accounted for using settlement accounting, and any gain or loss is included in interest cost.

         SFAS No. 133 allows hedge accounting for fair value and cash flow hedges. SFAS No. 133 provides that the gain or loss on a derivative instrument designated and qualifying as a fair value hedge as well as the offsetting gain or loss on the hedged item attributable to the hedged risk be recognized currently in earnings in the same accounting period. SFAS No. 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedge be reported as a component of other comprehensive income in stockholders' equity and be reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative, if any, must be recognized currently in earnings.

         The Company utilizes derivative financial instruments to manage interest rate risk, foreign exchange risk and commodity price risk. The Company utilizes interest rate swap, cap, and floor agreements, to manage interest rate risk on floating rate debt. Currency forward and swap agreements are utilized to manage foreign exchange rate risk which is a result of AES or one of its subsidiaries entering into monetary obligations in currencies other than its own functional currency. The Company utilizes electric and gas derivative instruments, including swaps, options, forwards and futures, to manage the risk related to electricity and gas sales and purchases.

         The Company believes its electricity purchase contracts that meet the definition of a derivative under SFAS No. 133, but are settled by physical delivery, qualify for the normal purchases and sales exception and thus are not required to be accounted for as derivatives. The Derivatives Implementation Group ("DIG") of the Financial Accounting Standards Board is currently discussing the accounting treatment under SFAS No. 133 for certain of these contracts, which contain features that may be viewed as options. The DIG may conclude that such contracts are required to be accounted for as derivatives.

         The majority of the Company's derivative instruments qualify as fair value or cash flow hedges, as defined by SFAS No. 133. As required by SFAS No. 133 for these instruments the Company has documented the effectiveness of the hedges by performing tests to demonstrate the high correlation between the derivative instruments and the underlying hedged commitments or transactions. These effectiveness tests will be updated quarterly. The Company intends to exclude the change in the time value of option contracts from its assessment of hedge effectiveness. Although the majority of the Company's derivative instruments qualify as fair value or cash flow hedges, adoption of SFAS No. 133 will increase volatility in reported earnings.

         Adoption of SFAS No. 133 resulted in the recognition of $81.7 million of derivative assets and $226.6 million of derivative liabilities on the Company's balance sheet as of January 1, 2001. The derivative assets consist primarily of commodity hedges and foreign currency swaps, but also include some interest rate swaps. The derivative liabilities consist primarily of interest rate swaps and commodity hedges. Additionally, adoption of SFAS No. 133 resulted in the recognition of a charge of approximately $1 million, net of deferred income tax effects, which was included in the first quarter 2001 income statement as a cumulative effect of a change in accounting principle. Adoption of the standard also resulted in a reduction of other comprehensive income in stockholders' equity of approximately $99 million, net of deferred income tax effects, which was included in the first quarter 2001 balance sheet as a cumulative effect of a change in accounting principle.

Approximately $19 million of other comprehensive income related to derivative instruments as of January 1, 2001, is expected to be recognized as income in earnings over the next twelve months. A portion of this amount is expected to be offset by the effects of hedge accounting that will be recognized in 2001.

         The Company adopted Staff Accounting Bulletin No. 101, "REVENUE RECOGNITION IN FINANCIAL STATEMENTS", during the first quarter of 2000. The adoption of this standard did not impact its financial condition or results of operations.

         The Company adopted FASB Interpretation No. 44, "ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION", during the second quarter of 2000. The adoption of this standard did not impact its financial condition or results of operations.

19.       QUARTERLY DATA (UNAUDITED)

         The following table summarizes the unaudited quarterly statements of operations for the Company for 2000 and 1999, giving effect to the acquisition of IPALCO as if it had occurred at the beginning of the earliest period presented (in millions, except per share amounts):


                                                                                                      QUARTER ENDED 2000
                                                                                              -------------------------------------
                                                                                              MAR 31    JUN 30     SEP 30    DEC 31
                                                                                              ------    ------     ------    ------
  Revenues (1).........................................................................       $1,696    $1,751     $1,995    $2,141
  Gross margin.........................................................................          476       397        520       574
  Income before extraordinary items....................................................          274       140        164       229
  Extraordinary items, net of tax benefit..............................................           (7)        -          -        (4)
  Net income ..........................................................................          267       140        164       225

  Basic earnings per share (1):
  Before extraordinary items...........................................................        $0.60     $0.30      $0.33     $0.45
  Extraordinary items..................................................................        (0.01)        -          -     (0.01)
                                                                                              ------    ------     ------    ------
  Basic earnings per share.............................................................        $0.59     $0.30      $0.33     $0.44
                                                                                              ======    ======     ======    ======
  Diluted earnings per share:
  Before extraordinary items...........................................................        $0.57     $0.28      $0.32     $0.44
  Extraordinary items..................................................................        (0.01)        -          -     (0.01)
                                                                                              ------    ------     ------    ------
  Diluted earnings per share...........................................................        $0.56     $0.28      $0.32     $0.43
                                                                                              ======    ======     ======    ======



                                                                                                      QUARTER ENDED 1999
                                                                                              -------------------------------------
                                                                                              MAR 31    JUN 30     SEP 30    DEC 31
                                                                                              ------    ------     ------    ------
  Revenues.............................................................................         $849      $852     $1,085    $1,338
  Gross margin.........................................................................          283       300        310       373
  Income before extraordinary items....................................................           17       106         93       158
  Extraordinary items, net of tax benefit..............................................            -         -          -       (17)
  Net income...........................................................................           17       106         93       141

  Basic earnings per share: (1)
  Before extraordinary items...........................................................        $0.04     $0.25      $0.22     $0.35
  Extraordinary items..................................................................            -         -          -     (0.04)
                                                                                              ------    ------     ------    ------
  Basic earnings per share.............................................................        $0.04     $0.25      $0.22     $0.31
                                                                                              ======    ======     ======    ======
  Diluted earnings per share:(1)
  Before extraordinary items...........................................................        $0.04     $0.24      $0.21     $0.34
  Extraordinary items..................................................................            -         -          -     (0.04)
                                                                                              ------    ------     ------    ------
  Diluted earnings per share...........................................................        $0.04     $0.24      $0.21     $0.30
                                                                                              ======    ======     ======    ======

-----------

(1) The sum of these amounts does not equal the annual amount due to rounding or because the quarterly calculations are based on varying numbers of shares outstanding.

20.      SUBSEQUENT EVENTS

         Through May 2, 2001, the Company issued approximately $800 million of recourse debt in U.S. dollars and the U.K. pounds sterling maturing in 2011. Such debt consisted of $600 million of 8.875% Senior Notes and L135 million of 8.375% Senior Notes.

         On March 27, 2001, the Company merged with IPALCO in a pooling of interests transaction. The accompanying consolidated financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows the Company and IPALCO for all periods presented, giving effect to the merger of IPALCO as if the combination had occurred at the beginning of the earliest period presented (see Note 2).

         In May 2001, the Department of Justice commenced an antitrust investigation pursuant to Section 1 of the Sherman Act relating to an agreement between AES Southland LLC and Williams Energy Services Company which the Department of Justice alleges limits the expansion of electric generating capacity at or near certain plants owned by AES Southland LLC. In connection therewith, the Department sent a Civil Investigative Demand ("CID") to AES Southland LLC requesting the answer to certain interrogatories and the production of documents. AES Southland LLC is cooperating with the terms of the CID.

         On May 23, 2001, AES Drax received bank lender and rating agency approval for its amendment to the TXU hedging agreement (see Note 7).

         On February 12, 2001, a subsidiary of the Company entered into an agreement to acquire Thermo Ecotek (see Note 2).

         Subsequent to December 31, 2000, the Company issued approximately 2 million options to purchase shares at a price of $55.61 per share.

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and the Board of Directors of C.A. La Electricidad de Caracas and Corporation EDC, C.A.:


         We have audited the accompanying combined balance sheet of C.A. La Electricidad de Caracas and Corporation EDC, C.A. (Venezuelan corporations) and their Subsidiaries, translated into U.S. dollars, as of December 31, 2000, and the related translated combined statements of income, stockholders' equity and cash flows for the period from June 1 through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well we evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         These translated financial statements have been prepared for use in the preparation of the consolidated financial statements of The AES Corporation and, accordingly, they translate the assets, liabilities, stockholders' investment and revenues and expenses of C.A. La Electricidad de Caracas and Corporation EDC, C.A. and their Subsidiaries for that purpose. The translated financial statements have not been prepared for use by other parties and may not be appropriate for such use.

         In our opinion, the translated financial statements referred to above present fairly, in all material respects and for the purpose described in the preceding paragraph, the financial position of C.A. La Electricidad de Caracas and Corporation EDC, C.A. and their Subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the period from June 1 through December 31, 2000 in conformity with accounting principles generally accepted in the United States.


PIERNAVIEJA, PORTA, CACHAFEIRO Y ASOCIADOS
A MEMBER FIRM OF ARTHUR ANDERSEN


Hector L. Gutierrez D.
Public Accountant CPC No. 24, 321


Caracas, Venezuela
January 23, 2001

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            THE AES CORPORATION

Date: June 5, 2001                          By /s/ William R. Luraschi
                                              -----------------------------
                                              William R. Luraschi
                                              Vice President and Secretary